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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 1, 2014

Dear Shareholder,

        You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Charles River Laboratories International, Inc. to be held at 8:30 a.m. on Tuesday, May 6, 2014, at Wyndham Boston Andover, 123 Old River Road, Andover, Massachusetts 01810.

        At the Annual Meeting, nine persons will be elected to our Board of Directors. In addition, we will also hold a vote on an advisory resolution on our executive compensation and ask shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014. Our Board of Directors recommends the approval of the proposals to elect the nine directors, the advisory vote on our executive compensation and to ratify the selection of PricewaterhouseCoopers LLP. Such other business will be transacted as may properly come before the Annual Meeting.

        Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, we urge you to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

Sincerely,

James C. Foster Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.
PLEASE RETURN YOUR PROXY PROMPTLY.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 6, 2014.

        This Proxy Statement and our Annual Report to Shareholders are available at
www.criver.com/annual2014.

        In addition, our Annual Report on Form 10-K for fiscal year 2013 can be found on the same website.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on May 6, 2014

To the Shareholders of
Charles River Laboratories International, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Charles River Laboratories International, Inc., a Delaware corporation, will be held on Tuesday, May 6, 2014, at Wyndham Boston Andover, 123 Old River Road, Andover, Massachusetts 01810, at 8:30 a.m., for the following purposes:

  1.
  To elect the nine (9) persons named in this Proxy Statement to our Board of Directors to hold office until the next Annual Meeting of Shareholders.

  2.
  To approve an advisory resolution on our executive compensation.

  3.
  To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2014.

  4.
  To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

        The Board of Directors has fixed the close of business on March 14, 2014 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

        All shareholders are cordially invited to attend the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders and those holding proxies from shareholders.

        An admission ticket and government-issued picture identification will be required to enter the Annual Meeting. Any individual arriving without an admission ticket will not be admitted to the Annual Meeting unless it can be verified that the individual is a Charles River shareholder as of the record date for the Annual Meeting. Shareholders may obtain an Annual Meeting ticket by writing to Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887. If you are a registered holder, please indicate that in your request. If your shares are held by a bank, broker or nominee, you must enclose evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the meeting. Admission to the Annual Meeting will be on a first-come, first-served basis.

By Order of the Board of Directors

David P. Johst Corporate Secretary

April 1, 2014

        Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

 PROXY SUMMARY

        The following is a summary which highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you are urged to read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Time and Date	8:30 a.m. on Tuesday, May 6, 2014
Place	Wyndham Boston Andover, 123 Old River Road, Andover, Massachusetts 01810
Record Date	March 14, 2014

Voting Matters and Vote Recommendations

        There are three items of business which we currently expect to be considered at our 2014 Annual Meeting. The following table lists those items of business and our Board's vote recommendation.

PROPOSAL	BOARD VOTE RECOMMENDATION

Election of Directors	For each director nominee
Advisory Vote to Approve Executive Officer Compensation	For
Ratification of Independent Registered Public Accounting Firm	For

Director Nominees

        The following table provides summary information about each of our director nominees.

					2013 Committee Memberships
		Director Since
Name	Age		Occupation	Independent	AC	CC	CGNC	SPCAC	STC	EC

James C. Foster	63	1989	President, CEO and Chairman of Charles River Laboratories International, Inc.	No				M		C

Robert Bertolini	52	2011	Former President and CFO of Bausch and Lomb Incorporated	Yes	M			C		M

Stephen D. Chubb	70	1994	Special Limited Partner of Catalyst Healthcare Ventures and Former President and CEO of Allegro Diagnostics, Inc.	Yes	M				M

Deborah T. Kochevar	57	2008	Dean, Cummings School of Veterinary Medicine, Tufts University	Yes		M	M		M

George E. Massaro	66	2003	Director and Vice Chairman, Huron Consulting Group, Inc.	Yes	C					M

George M. Milne, Jr.	70	2002	Venture partner, Radius Ventures	Yes			C		M	M

C. Richard Reese	68	2007	Former CEO and Chairman of Iron Mountain Incorporated	Yes		C		M		M

Craig B. Thompson	61	2013	President and CEO, Memorial Sloan-Kettering Cancer Center	Yes			M		C

Richard F. Wallman	62	2011	Former SVP and CFO, Honeywell International, Inc.	Yes		M		M

Key: AC: Audit Committee; CC: Compensation Committee; CGNC: Corporate Governance and Nominating Committee; EC: Executive Committee; STC: Science and Technology Committee; SPCAC: Strategic Planning and Capital Allocation Committee; C: Chairperson; M: Member.

Advisory Vote on Executive Compensation/Changes to Executive Compensation Program in Fiscal 2014

        Charles River shareholders provided overwhelming majority support for our named executives' compensation at our 2013 annual meeting of shareholders (97% support was received). We attribute this to the significant actions we took from the Fall 2012 through the Spring 2013, as well as the changes to our executive compensation practices in early 2013:

  •
  We engaged in substantial outreach efforts with our major shareholders and their proxy advisors to gather feedback.

  •
  We obtained the feedback, advice, and recommendations on best practices in executive compensation from our independent external compensation consultant, Pay Governance LLC.

  •
  We shifted our Executive Long-Term Equity Incentive Compensation Program for our executive officers to be more directly performance based by restructuring awards made to those officers so that they were comprised of approximately 60% Performance Share Units (PSUs) (newly introduced in 2013), 20% stock options, and 20% restricted stock.

  •
  For the limited number of our executives with whom we had change-in-control agreements (which included each of our executive officers), we amended these agreements to eliminate any "gross up" payment by the Company of any "golden parachute" excise taxes.

  •
  We reduced by 50% (for 2013) and eliminated (for 2014) our Corporate Officer Discretionary Allowance (CODA) program.

  •
  We eliminated "single-trigger" accelerated equity vesting in our executive officers' change-in-control agreements.

  •
  We added a Clawback Policy to our Corporate Governance Guidelines.

        The Compensation Committee believes that these changes were responsive to feedback from investors and enhance the performance orientation of our executive compensation program. In addition, we had a solid fiscal year in 2013, with a 44.6% increase in our total shareholder return, and a 6.9% increase in non-GAAP earnings per share from continuing operations. Accordingly, we are asking for shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Ratification of Auditors

        We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2014. Set forth below is a summary of PricewaterhouseCoopers' fees for services during fiscal years 2013 and 2012.

	2013	2012
Audit fees	$5,361,490	$4,348,304
Audit-related fees	353,081	914,481
Tax fees	68,361	102,000
All other fees	7,200	7,200

Total	$5,790,132	$5,371,985

        Detail regarding these fees can be found on page 58 of this Proxy Statement.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
251 Ballardvale Street
Wilmington, Massachusetts 01887
(781) 222-6000

PROXY STATEMENT
For Annual Meeting of Shareholders
To be Held May 6, 2014

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Charles River Laboratories International, Inc., a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders to be held at Wyndham Boston Andover, 123 Old River Road, Andover, Massachusetts 01810 on Tuesday, May 6, 2014, at 8:30 a.m., and any postponements or adjournments thereof (the Meeting). The Notice of Meeting, this Proxy Statement, the enclosed proxy card and our Annual Report to Shareholders for the year ended December 28, 2013 are being mailed to shareholders on or about April 1, 2014. Copies of these documents may also be obtained free of charge through our website at www.criver.com/annual2014.

        When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy and it is signed, the shares represented thereby will be voted "FOR" the election of the Board's nominees as directors, the advisory vote on executive compensation and the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Meeting. Votes of shareholders of record who are present at the Meeting in person or by proxy, abstentions, and broker non-votes are counted as present or represented at the Meeting for purposes of determining whether a quorum exists.

        If you hold your shares of common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. Brokers may not vote without specified instruction in the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 2), but may cast discretionary votes in the ratification of the independent registered public accounting firm (Proposal 3). If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is considered to be a "broker non-vote" on that matter.

        The close of business on March 14, 2014 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Meeting. As of the close of business on March 14, 2014, we had 48,294,066 shares of common stock outstanding and entitled to vote. Holders of common stock at the close of business on the record date are entitled to one vote per share on all matters to be voted on by shareholders.

        An admission ticket and government-issued picture identification will be required to enter the Meeting. Any individual arriving without an admission ticket will not be admitted to the Meeting unless it can be verified that the individual is a Charles River shareholder as of the record date for the meeting. You may obtain a Meeting ticket by writing to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887. If you are a registered holder, please indicate that in your request. If your shares are held by a bank, broker or nominee, you must enclose with your request evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee (and, if you wish to vote in person at the Meeting, you will need to bring a proxy from your broker, bank or nominee). Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the Meeting. Admission to the Meeting will be on a first-come, first-served basis.

        The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by us. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile and personal solicitation by our directors, officers or employees. No additional compensation will be paid for such solicitation. We have retained Morrow & Co., LLC to assist in the solicitation of proxies at a cost of approximately $12,500 plus reimbursement of expenses.

Votes Required

        Nominees for election as directors at the Meeting will be elected by a plurality of the votes of the shares properly cast at the Meeting. Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote. The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2014, and will constitute the shareholders' non-binding approval with respect to our executive compensation program.

        Shares which abstain from voting as to a particular matter and broker non-votes will not be voted in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, broker non-votes and abstentions will have no effect on the voting on any matter that requires the affirmative vote of a plurality or a majority of the shares cast on the matter.

 PROPOSAL ONE
ELECTION OF DIRECTORS

        Under our By-laws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors, but may be increased or decreased either by the shareholders or by the majority of directors then in office. Directors serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal.

        The Board of Directors has voted to nominate Mr. James C. Foster, Mr. Robert Bertolini, Mr. Stephen D. Chubb, Dr. Deborah T. Kochevar, Mr. George E. Massaro, Dr. George M. Milne, Jr., Mr. C. Richard Reese, Dr. Craig B. Thompson and Mr. Richard F. Wallman for election at the Meeting. There are no family relationships between any of our directors or executive officers.

        Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of such nominees. In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy may be voted for the election of such other person as the Board of Directors may recommend in that nominee's place or the Board may reduce its size. Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

        The Board of Directors unanimously recommends a vote "FOR" the election of each of these nominees for directors.

 NOMINEES FOR DIRECTORS

        The following table provides information as of the date of this Proxy Statement about each nominee. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business or scientific acumen and an ability to exercise sound judgment, as well as a commitment of service to Charles River and our Board.

Name and Age as of the 2014 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

James C. Foster	63
Mr. Foster joined us in 1976 as General Counsel and over his tenure has held various staff and managerial positions. Mr. Foster was named President in 1991, Chief Executive Officer in 1992 and Chairman in 2000. Mr. Foster has been a director since 1989.

		Mr. Foster was selected to serve as a director on our Board due to his role as our Chief Executive Officer, his depth of knowledge of us and our operations, his acute business judgment, extensive familiarity with the research model and contract research preclinical services businesses in which we compete, and his lengthy experience with us.

Robert Bertolini	52
President and Chief Financial Officer of Bausch & Lomb Incorporated from February 2013 to August 2013 (until its acquisition by Valeant Pharmaceuticals International Inc). Mr. Bertolini served as Executive Vice President and Chief Financial Officer at Schering-Plough Corp. from November 2003 until November 2009 (until its merger with Merck & Co) with responsibility for tax, accounting and financial asset management. Prior to joining Schering-Plough, Mr. Bertolini spent 20 years at PricewaterhouseCoopers LLP, ultimately leading its global pharmaceutical industry practice. Mr. Bertolini also serves as a director of Actelion Pharmaceuticals Ltd. He served as a director of Genzyme Corporation until its merger with Sanofi-Aventis in 2011. Mr. Bertolini has been a director since January 2011.

		Mr. Bertolini's qualifications to serve as a director include his industry and financial expertise. He has extensive experience in building world-class finance and information technology functions and in leading business development and strategy. Having joined Schering-Plough at a time when it was facing challenges across several areas, Mr. Bertolini was part of the team that turned Schering-Plough around and drove strategic decisions. He has had responsibility for key financial areas including tax, accounting and financial asset management, and extensive experience in audit, financial controls and corporate governance. He has expertise in working with small and large health care companies on initial public offerings, licensing and other strategic issues. As a result of his extensive background in public accounting and prior experience as a public company Chief Financial Officer, Mr. Bertolini qualifies as an "audit committee financial expert" under SEC guidelines.

Name and Age as of the 2014 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

Stephen D. Chubb	70
Special Limited Partner of Catalyst Healthcare Ventures, a venture investment firm specializing in medical devices and diagnostic products, since June 2010. From September 2010 through March 2011, Mr. Chubb served as President and Chief Executive Officer of Allegro Diagnostics, Inc., a privately held molecular diagnostics company focused on the development and future sale of innovative genomic tests for the diagnosis, staging and guided treatment of lung cancer and lung diseases. Mr. Chubb was previously Chairman and Chief Executive Officer of Matritech, Inc., a publicly traded leading developer of proteomics-based diagnostic products for the early detection of cancer, from its inception in 1987 until December 2007. Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Corp., both publicly traded biotechnology companies. Mr. Chubb also previously served as Chairman of the Board of Trustees of Mount Auburn Hospital in Cambridge, Massachusetts and a director of Caregroup Healthcare System, and currently serves as a director of Immunetics, Inc. Mr. Chubb has been a director since 1994.

		Mr. Chubb brings to the Board a wealth of industry and business expertise, drawing upon his 30-year history as a CEO/president and board member at a variety of public and private life sciences companies. The Board benefits particularly from Mr. Chubb's strong biotechnology industry expertise, and he also brings a valued perspective given his service to hospitals and healthcare providers. In addition, as a result of his background as a certified public accountant and prior service as a public company CFO, Mr. Chubb qualifies as an "audit committee financial expert" under SEC guidelines.

Deborah T. Kochevar, D.V.M., Ph.D,	57

Dean of the Cummings School of Veterinary Medicine at Tufts University since 2006. Previously, Dr. Kochevar was a long-time faculty member and administrator at the College of Veterinary Medicine and Biomedical Sciences, Texas A&M University, where she held the Wiley Chair of Veterinary Medical Education. Dr. Kochevar is the immediate past-president of the Association of American Veterinary Medical Colleges and previously served as president of the American College of Veterinary Clinical Pharmacology. Dr. Kochevar is active in the American Veterinary Medical Association, having chaired its Council on Education and the Educational Commission for Foreign Veterinary Graduates. Dr. Kochevar has been a director since October 2008.

		Dr. Kochevar was selected to the Board in recognition of her distinct perspective as a highly distinguished academic and educator in the life sciences. As a boarded diplomate of the American College of Veterinary Clinical Pharmacology, with a Ph.D. in cell and molecular biology combined with a D.V.M. degree, and a deep knowledge base of comparative medicine and complex animal models, Dr. Kochevar's training and experience is particularly suited to understanding and providing insights into the veterinary medical, contract research and drug development support activities that we conduct. Dr. Kochevar also provides the Board with current industry and scientific insights through her on-going involvement in a broad array of biomedical professional and trade organizations.

Name and Age as of the 2014 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

George E. Massaro	66
Director and Vice Chairman of Huron Consulting Group, Inc., a management consulting company, since May 2010. Mr. Massaro was non-Executive Chairman of the Board of Huron Consulting Group from July 2009 to May 2010, Director and Vice Chairman of Huron Consulting Group since June 2004 (Vice Chairman since March 2005), Chief Operating Officer of Huron Consulting Group, Inc. and Huron Consulting Services LLC from June 2003 until March 2005, and Managing Director of Huron Consulting Services LLC from August 2002 to May 2003. He was the Managing Partner of Arthur Andersen's New England practice from 1998 to 2002. Mr. Massaro also serves as a director of Eastern Bank Corporation, an independent mutual bank holding company in New England. Mr. Massaro has been a director since 2003.

		Mr. Massaro has more than 35 years of accounting and auditing experience with expertise in a broad range of areas. As a former managing partner of a major accounting firm, Mr. Massaro brings a deep knowledge of financial reporting, auditing and tax matters applicable to a variety of industries. Mr. Massaro also provides business acumen from his numerous senior positions at Huron Consulting, as well as his service on boards of other companies. As a result of his extensive background in public accounting and prior experience at Arthur Andersen, Mr. Massaro qualifies as an "audit committee financial expert" under SEC guidelines.

George M. Milne, Jr., Ph.D.	70
Venture partner of Radius Ventures LLC since 2003. Dr. Milne retired from Pfizer Inc. in 2002 after working there since 1970 in management positions, including as Executive Vice President, Pfizer Global Research and Development, President, Worldwide Strategic Sales and Operations Management, President of Central Research with global responsibility for Pfizer's Human and Veterinary Medicine Research and Development, and member of the Pfizer Management Council. Dr. Milne is a director of Mettler-Toledo International, Inc. and also serves on the boards of several private companies and charitable organizations. He was previously a director of MedImmune, Inc. from 2005-2007, Athersys, Inc. from 2002-2012, Aspreva Pharmaceutical Corporation from 2004-2007, and Conor Medsystems, Inc. from 2003-2006. Dr. Milne has been a director since 2002.

		With his strong scientific background (including a Ph.D. in Organic Chemistry), his long tenure at Pfizer Inc., his work as a venture partner with Radius Ventures and through his service on multiple life science boards, Dr. Milne has a deep understanding of R&D processes and the services, tools and technologies used in the life sciences industry, and supplies particular insights into industry drivers as well as the concerns and perspectives of the consumers of our products and services. In addition, he has had exposure to strategic and operational issues relevant to board leadership through his prior role at Pfizer and at other public and private company boards. Dr. Milne also brings unique industry perspective from his biomedical venture capital activities through Radius Ventures.

Name and Age as of the 2014 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

C. Richard Reese	68
Former Chairman and Chief Executive Officer of Iron Mountain Incorporated, a global public information protection and storage company. Mr. Reese originally served as the Chief Executive Officer of Iron Mountain from 1981-2008 and then again from 2011-2012, and served as its Chairman from 1995-2008 and as Executive Chairman between June 2008 and April 2011. Mr. Reese has been a director since 2007.

		Mr. Reese is a proven global business leader who, from the time he joined Iron Mountain as its president in 1981 with only $3 million in annual revenue, developed it into a global company with over $3.0 billion in revenue and more than 100,000 corporate customers. As a member of our Board, Mr. Reese provides us with invaluable guidance and advice, particularly in the areas of strategic execution, customer service and innovation, drawing upon his extensive experience, entrepreneurial spirit and proven track record.

Richard F. Wallman	62
From 1995 through 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc. (prior to its merger with Honeywell). He is also a member of the boards of directors of Convergys Corporation, Roper Industries Inc., Tornier B.V., and Extended Stay America, Inc. and in the past five years has served as a member of the boards of Dana Holding Corporation, Ariba, Inc., Lear Corporation and Hayes-Lemmerz International, Inc. Mr. Wallman has been a director since January 2011.

		Mr. Wallman's leadership experience, including CFO, financial and outside board experience provide him with an informed understanding of the financial issues and risks that affect us.

Craig B. Thompson, M.D.	61
President and Chief Executive Officer of Memorial Sloan-Kettering Cancer Center since November 2010. From 2006 to 2010, Dr. Thompson served as the Director of the Abramson Cancer Center at the University of Pennsylvania School of Medicine, and from 1999 to 2011 he was a Professor of Medicine and Cancer at the University of Pennsylvania. Dr. Thompson is a Fellow, American Academy of Arts and Sciences; and Member, Medical Advisory Board of the Howard Hughes Medical Institute and the National Academy of Sciences and its Institute of Medicine. Dr. Thompson is a director of Merck & Co. He has been a director since 2013.

		Dr. Thompson was selected to the Board in recognition of his distinct perspective as a highly distinguished academic and educator in medicine as well as his extensive scientific and medical expertise relevant to life science industries, including the research and development activities of our clients. Dr. Thompson's training and experience is particularly suited to understanding and providing insights into the medicines, contract research and drug development support activities we conduct. Dr. Thompson also provides the Board with current industry and medical insights.

Corporate Governance

        We are committed to operating our business with integrity and accountability. We aim to meet or exceed all of the corporate governance standards established by the New York Stock Exchange (NYSE) and the Securities and Exchange Commission (SEC). Each of our Board members, other than Mr. Foster who is also our Chief Executive Officer and President, is independent and has no significant financial, business or personal ties to us or management, and all of our required Board committees are composed of independent directors. Our Board adheres to our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, which have been communicated to employees and posted on our website. We are diligent in complying with established accounting principles and are committed to providing financial information that is transparent, timely and accurate. We have a Related Person Transactions Policy in order to promote the timely identification of transactions with related persons (as defined by the SEC) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. We have established global processes through which employees, either directly or anonymously, can notify management (and the Audit Committee of the Board of Directors) of alleged accounting and auditing concerns or violations including fraud. Our internal Disclosure Committee meets regularly and operates pursuant to formal disclosure procedures and guidelines to help ensure that our public disclosures, including our periodic reports filed with the SEC, earnings releases and other written information that we disclose to the investment community, are accurate and timely. We will continue to monitor developments in the law and stock exchange regulations and will adopt new procedures consistent with new legislation or regulations. Copies of our Corporate Governance Guidelines and our Related Person Transactions Policy are available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

  Code of Business Conduct and Ethics

        All our employees and officers, including our Chief Executive Officer and Chief Financial Officer, and members of our Board of Directors, are required to abide by our Code of Business Conduct and Ethics (Code) to ensure that our business is conducted in a consistently legal and ethical manner. This Code forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and an abiding belief in the importance of integrity of our employees. Our policies and procedures cover areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

        Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics. Consistent with the Sarbanes-Oxley Act of 2002, we maintain procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The full text of our Code is available on our website at www.criver.com, under the "Investor Relations—Corporate Governance" caption. We will disclose any future material amendments to the Code and any waivers granted to any director or officer within the period required following the date of such amendment or waiver on our website.

  Contacting the Board of Directors

        In order to provide shareholders and other interested parties with a direct and open line of communication to the Board of Directors, we adopted the following procedures for communications to directors. Shareholders and other interested parties may contact the lead director, any other directors, or the independent members of the Board of Directors as a group through its Lead Director,

Dr. Milne, by writing to the Lead Director, c/o Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887, or by email at CRLLeadDirector@crl.com. All communications received in this manner will be kept confidential and relevant information will be forwarded by the Corporate Secretary to the Lead Director or to other directors if the communication is so directed. Items that are unrelated to a director's duties and responsibilities as a board member may be excluded by the Corporate Secretary including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. Any communication so excluded will be made available to any independent director upon request.

  Director Qualification Standards; Director Independence

        Our Board has adopted a formal set of Director Qualification Standards (Standards) with respect to the determination of director independence. The Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm. In accordance with these Standards, we must determine that the director has no material relationship with us other than as a director. The Standards also prohibit Audit Committee members from any direct or indirect financial relationship with us, and restrict commercial relationships of all directors with us. Directors may not be given personal loans or extensions of credit by us, and all directors are required to deal at arm's length with us and our subsidiaries and to disclose any circumstance that might be perceived as a conflict of interest. The full text of our Standards is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption, within our Corporate Governance Guidelines.

        The Board has determined that eight of the nine directors standing for re-election to the Board are independent under these Standards. The Board has determined that Mr. Foster does not qualify as an independent director due to his employment as our Chief Executive Officer and President. As a result, Mr. Foster is not a member of any committee of the Board, except the Strategic Planning and Capital Allocation Committee and the Executive Committee.

        In the course of the Board's determining the independence of each director other than Mr. Foster, it considered any transactions, relationships and arrangements as required by the Standards. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for:

  •
  each of our non-employee directors, the annual amount of sales to and/or purchases from any organization where he or she serves as an executive officer; and

  •
  Dr. Kochevar, the annual amount of sales (net of any charitable contributions made by us) to and/or purchases from the academic institution where she serves as dean of the School of Veterinary Medicine.

In all such evaluations, we determined that the applicable amounts were below the greater of (1) $1 million or (2) two percent (2%) of the consolidated gross annual revenues of each of those organizations.

        In addition, with respect to all of our non-employee directors, the Board considered the amount of our discretionary charitable contributions to organizations where he or she serves as an officer, director or trustee, and determined that our contributions constituted less than the greater of $1 million or two percent (2%) of such organization's total annual gross revenues in each of the organization's last three completed fiscal years.

        In conducting this analysis, the Board considered all relevant facts and circumstances, utilizing information derived from our books and records and responses to questionnaires completed by the directors in connection with the preparation of this Proxy Statement. For information about the entities our non-employee directors serve or have served as either (1) an executive officer or (2) an officer, director or trustee of a charitable institution, you are directed to their biographies adjacent to their pictures above in this Proxy Statement.

        The independent members of the Board typically meet in executive sessions following each regularly scheduled meeting of the full Board. Dr. Milne leads these sessions.

The Board of Directors and its Committees

  Board Leadership Structure and the Role of the Board of Directors in Risk Oversight

        We are led by Mr. James C. Foster, who has served as Chief Executive Officer since 1992 and Chairman of the Board since 2000. Our Board of Directors is currently comprised of Mr. Foster and eight independent directors. One of these directors, currently Dr. George M. Milne, serves as our Lead Director.

        It is our current practice that the positions of Chairman of the Board and CEO be held by the same person. We believe that this leadership structure has been effective for us. Our Corporate Governance Guidelines require the election, by the independent directors, of a Lead Director who is designated by the Board. The Lead Director helps to provide independent oversight and is responsible in ensuring that the Board is acting in conformity with good corporate governance practices and in our long-term best interests. Our Lead Director has broad responsibility and authority, including to:

  •
  advise the Chairman of the Board in the logistics of scheduling and setting agendas for Board and committee meetings, including approving meeting agendas and assuring there is sufficient time for discussion of all agenda items;

  •
  develop agendas for, and preside over, executive sessions of the Board's non-management directors;

  •
  assist the Board and the Corporate Governance and Nominating Committee in monitoring and implementing our Corporate Governance Guidelines;

  •
  serve as the principal liaison between the Chairman and the independent directors;

  •
  interview all director candidates and make recommendations to the Corporate Governance and Nominating Committee;

  •
  be available, when appropriate, for consultation and direct communication with shareholders;

  •
  retain outside advisors and consultants who report directly to the Board of Directors on Board-level issues; and

  •
  on an annual basis, in consultation with the independent directors, to review his responsibility and authority and recommend for approval any modifications or changes to the Board.

        We believe that having a combined chairman/CEO, independent chairs for each of our Board committees and an independent Lead Director provides the right form of leadership for us. Combining the chairman and CEO roles fosters clear accountability, effective decision-making and alignment on corporate strategy. At the same time, we have the benefit of oversight of our operations by experienced independent directors who have appointed a Lead Director and independent committee chairs. This combination has served us well for many years and we have found it to be an efficient and effective leadership model for us. The Board selects our CEO and Chairman in the manner that it determines to be in the best interests of our shareholders. From time to time, and at least annually, the Corporate Governance and Nominating Committee conducts an assessment of this leadership structure.

        The Board oversees our risk oversight process and performs this oversight role using several different levels of review. In connection with its reviews of the operations of our business units and corporate functions, particularly during the annual strategic planning sessions, the Board is informed of the primary risks associated with those units and functions. Principally, the Board satisfies its responsibility through receiving regular reports from each committee chair regarding such committee's consideration and actions, as well as through receiving regular reports directly from officers responsible for oversight of our particular risks, including operational, financial, legal, regulatory, strategic and reputational risks. Such reporting enables the Board to understand our risk identification, risk management and risk mitigation strategies.

        Areas of risk oversight which generally remain at the Board level and are not delegated to any Committee include risks related to our operational regulatory matters (such as quality control and humane care) and significant business decisions. The Board satisfies this oversight responsibility through regular reports from our officers responsible for each of these risk areas as well as through periodic progress reports from officers on our critical on-going initiatives. The Board also consults periodically with outside financial advisors.

        Each of the Board's committees oversees the management of our risks that fall within the committee's areas of responsibility. A description of each committee's risk oversight focus is below. In performing this function, each committee has full access to management, as well as the ability to engage advisors. When a committee receives a report or update regarding an area of potential risk to us, the chairman of the relevant committee determines whether it is materially significant enough to report on the discussion to the full Board when the committee makes reports at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

  Audit Committee and Financial Experts

        The Audit Committee met fourteen times in 2013. During 2013, the members of the Audit Committee included Messrs. Bertolini, Chubb and Massaro. The Board of Directors has unanimously determined that Messrs. Bertolini, Chubb, and Massaro qualify as "audit committee financial experts" under Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act of 1934 and the NYSE regulations. In addition, the Board has determined that each of the members of the Audit Committee is "independent" under the rules of the NYSE and the SEC. The Audit Committee is responsible for the engagement of our independent registered public accounting firm; reviewing the plans and results of the audit engagement with our independent registered public accounting firm; approving services performed by, and the independence of, our independent registered public accounting firm; considering the range of audit and non-audit fees; discussing with our independent registered public accounting firm regarding the adequacy of our internal control over financial reporting; and reviewing annual and quarterly financial statements. The Audit Committee is also responsible for administering our Related Persons Transaction Policy. A copy of the Audit Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        As part of its charter and as required by the NYSE, the Audit Committee discusses our policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps that have been taken to monitor and control these exposures. The Audit Committee assumes primary oversight responsibility for our risk management framework as it applies to our financial reporting and operations, including the identification of the primary risks to our business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions through participation and monitoring of the development of the annual external and internal audit plans. The Audit Committee is particularly responsible for oversight of our risks relating to accounting matters, financial reporting (including tax, legal and related regulatory compliance), financial policies and cash management. The head of our internal audit department, who functionally reports to the Audit Committee, assists us in identifying and evaluating risk management controls and methodologies to address identified risks. At each of its regularly scheduled meetings, the Audit Committee meets in executive session with representatives from our independent registered public accounting firm. The Audit Committee also has direct interaction with our Chief Financial Officer, our Chief Accounting Officer, General Counsel, and other members of management. In addition to the items mentioned above, the Audit Committee also receives regular reports regarding issues such as the status of material litigation, allegations of accounting and auditing concerns or fraud and related party transactions.

  Compensation Committee

        The Compensation Committee met three times during 2013 and was, at various times, comprised of the following members: Dr. Kochevar and Messrs. Reese, Wallman and Waltrip. Mr. Wallman joined this committee in May 2013 when Mr. Waltrip rotated off. Our Board of Directors has determined that each of the members of the Compensation Committee is "independent" under the rules of the NYSE and the SEC. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for us in light of all relevant circumstances and which provide incentives that further our long-term strategic plan and are consistent with our culture and the overall goal of enhancing shareholder value. The Compensation Committee reviews compensation structure, policies, and programs to ensure (1) that legal and fiduciary responsibilities of the Board of Directors are carried out and (2) that such structure, policies and programs contribute to our success. In addition, the Compensation Committee reviews, approves and makes recommendations on our compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee determines and approves the compensation of the CEO and reviews the CEO's recommendations on compensation for all of our executive officers, and approves such compensation when determined. As discussed below under "Compensation Discussion and Analysis—Compensation Elements—Compensation Setting Process," other than Mr. Foster and Mr. David P. Johst, our Corporate Executive Vice President, Human Resources, General Counsel and Chief Administrative Officer, none of our executive officers play a significant, ongoing role in assisting the Compensation Committee in setting executive compensation (or, with respect to the Corporate Governance and Nominating Committee, director compensation). The Compensation Committee also administers our equity incentive plans. A copy of the Compensation Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        The Compensation Committee is responsible for oversight of risks relating to employment policies and our general compensation and benefits systems. The Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. To assist it in satisfying these oversight responsibilities, from time to time the Committee has retained its own outside compensation consultant and it meets both regularly and periodically as needed with management to understand the financial, human resources and shareholder implications of compensation decisions being made. Between formal Compensation Committee meetings, the Committee chair also interacts regularly with management and the Committee's outside consultants. In addition, at the direction of the Compensation Committee, Mr. Johst and his staff annually conduct a review of our overall compensation programs.

        The Compensation Committee engaged Pay Governance, LLC (Pay Governance) as the sole independent compensation consultant to advise the Compensation Committee on matters related to 2013 executive compensation. Pay Governance is engaged by, and reports directly to, the Compensation

Committee, which has the sole authority to hire or dismiss Pay Governance and to approve fee arrangements for work performed. Our Human Resources department assisted in coordinating the selection process that resulted in the engagement of Pay Governance. Accordingly, Mr. Johst, as the executive officer responsible for our Human Resources department, as well as Mr. Foster, each provided input during the selection process.

        Pay Governance assisted the Compensation Committee for fiscal year 2013 compensation determinations in the Fall of 2012. Pay Governance generally assists the Compensation Committee in fulfilling its responsibilities under its charter, including advising on proposed compensation packages for our top executives, compensation program design and market practices generally. The Compensation Committee has authorized Pay Governance (1) to interact with management on behalf of the Compensation Committee, as needed, in connection with advising the Compensation Committee, (2) to advise the Company on our 2013 proposal to increase the number of shares in our 2007 Incentive Plan and (3) to assist with the calculations of compensation information to be included in our proxy statements. For more information on assistance Pay Governance provided to our fiscal year 2013 compensation determinations, please see "Compensation Discussion and Analysis—Compensation Elements—Compensation Setting Process" on pages 31-32 of this Proxy Statement.

        Except as described above, in 2013 we did not receive any other services from Pay Governance, nor have we utilized the services of any other compensation consultant in matters affecting senior executive or director compensation. All significant Pay Governance fees are approved for payment by the Chairman of the Compensation Committee, with authority delegated to Mr. Johst to approve the processing of payment of routine invoices.

        Pay Governance provided the Compensation Committee with a letter addressing the independence factors under NYSE listing rules, and in compliance with SEC and the NYSE disclosure requirements regarding the independence of compensation consultants, the Committee took that information into account in concluding that there was no conflict of interest within the meaning of Section 10C-1 of the Securities Exchange Act of 1934. Based upon this and other relevant factors, the Compensation Committee has assessed the independence of Pay Governance and concluded that Pay Governance's work for the Compensation Committee does not raise any conflict of interest.

  Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee met two times during 2013. The members of the committee included Drs. Kochevar and Milne and Mr. Wallman. Dr. Thompson joined this committee when he joined the Board of Directors in December 2013 and Mr. Wallman rotated off. The Board of Directors has determined that each of the members of the Corporate Governance and Nominating Committee is "independent" under the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee makes recommendations to the Board on all matters relating to the Board, including development and implementation of policies on composition, participation and size of the Board, changes in the organization and procedures of the Board, the processes used by the Board in its self-assessment, and compensation (including equity compensation) of non-employee directors. The Corporate Governance and Nominating Committee oversees matters of corporate governance, including Board performance and director education, and considers and selects director nominees, including those submitted by shareholders in accordance with the by-laws. The Corporate Governance and Nominating Committee also recommends directors for appointment to committees of the Board. Typically, committee rotations are determined in February, made effective immediately following the annual meeting of shareholders, and are reevaluated on a yearly basis. The Corporate Governance and Nominating Committee oversees our Corporate Governance Guidelines and Code. A copy of the Corporate Governance and Nominating Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        The Corporate Governance and Nominating Committee is responsible for oversight of risks relating to Board succession planning, ethics practices, matters addressed in our Corporate Governance Guidelines, and other corporate governance issues, particularly to the extent any of these could affect our operations and strategic decisions. To satisfy these oversight responsibilities, the Committee receives assistance and reports from our senior management from time to time.

        The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to pending retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, executive officers, professional search firms, shareholders or other persons. All candidates complete a nominee questionnaire that solicits information regarding the nominee's background, board experience, industry experience, independence, financial expertise, and other relevant information and are interviewed by at least one member of the Corporate Governance and Nominating Committee. These candidates are discussed at regular or special meetings of the Committee, and may be considered at any point during the year. As described below, the Corporate Governance and Nominating Committee considers any director candidates recommended by shareholders as well as properly submitted shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance and Nominating Committee. Such nominations must be in accordance with our bylaws. The Corporate Governance and Nominating Committee also reviews materials provided by professional search firms or other parties. The Corporate Governance and Nominating Committee evaluates all candidates based on the minimum qualifications described below as well as the criteria set forth in our Corporate Governance Guidelines. In evaluating nominations, the Corporate Governance and Nominating Committee seeks to recommend to shareholders a group that can best oversee our success and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas. There is no difference in the manner in which the Committee evaluates nominees based on whether the nominee is recommended by a shareholder.

  Science and Technology Committee

        In December 2013, we established our Science and Technology Committee, which is responsible for identifying and discussing significant emerging trends and issues in science and technology. Members of the committee are Drs. Kochevar, Milne and Thompson and Mr. Chubb. The Science and Technology Committee is responsible for periodically reviewing and advising the Board on our strategic direction, investment in research and development and in technology. To satisfy these oversight responsibilities, the Committee may obtain advice and assistance from consultants and has access to members of management.

  Strategic Planning and Capital Allocation Committee

        The Strategic Planning and Capital Allocation Committee is responsible for reviewing our capital structure, financial strategies, major acquisitions and investment policies to support prudent and effective capital allocation. Members of the committee in 2013 were Messrs. Chubb, Bertolini, Wallman, Foster and Reese. However, in December 2013, Mr. Chubb rotated off this committee. The Strategic Planning and Capital Allocation Committee is responsible for oversight of risks relating to material financial decisions, credit policies and ratings, investment strategies, and our debt and equity structure. To satisfy these oversight responsibilities, the Committee receives assistance and reports from our senior management from time to time.

  Executive Committee

        While it is our general policy that all major decisions be considered by the Board as a whole, the Board has delegated authority to an Executive Committee to act on its behalf only in circumstances in which it is not feasible to convene the full Board or when authority has been specifically delegated to the Executive Committee by the full Board. In 2013, the Executive Committee consisted of Messrs. Bertolini, Foster (Chair), Massaro and Reese and Dr. Milne.

  Board Nomination Process

        The Corporate Governance and Nominating Committee adopted criteria regarding the qualifications required for Board nominees, which can be found in our Corporate Governance Guidelines. These criteria are designed to assure that the Board of Directors is composed of successful individuals who demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. The primary consideration in the selection and retention of directors is their respective ability to fairly represent the interests of our stakeholders. Diversity in business background, area of expertise, skills, educational background, gender, national origin and ethnicity are also considered, as well as other factors that can provide the Board with a range of informative viewpoints and perspectives. The criteria for director nominees include: the candidate's professional experience and personal accomplishments; the candidate's independence from us and management; the ability of the candidate to attend Board and committee meetings regularly and devote an appropriate amount of effort in preparation for those meetings; the candidate's ability to function as a member of a diverse group; and the candidate's understanding of the Board's governance role. In addition, the Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to shareholders a group that can best oversee the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas. In determining whether to recommend a director for re-election, the director's past attendance at meetings and participation in and contributions to the activities of the Board is also taken into consideration.

        The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. Shareholders may submit director recommendations to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. Pursuant to our bylaws, nominations for directors at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date of our Proxy Statement released to shareholders in conjunction with the previous year's meeting. For information about submitting shareholder proposals, including director nomination proposals, please see the section of this Proxy Statement entitled "Shareholder Proposals for 2015 Annual Meeting."

  Meeting Attendance

        All Board members are expected to attend our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. All members of the Board serving at that time attended the 2013 Annual Meeting of Shareholders. During 2013 there were eight meetings of the Board of Directors. Each director attended 75% or more of the aggregate number of Board meetings and the committee meetings of the Board on which he or she served during 2013.

  Other Board Service

        Our Corporate Governance Guidelines provide that directors generally may not serve on more than five boards of directors of other publicly traded companies (in addition to our Board or the board of directors of a director's employer). Members of the Audit Committee generally may not serve on more than two publicly traded company audit committees simultaneously (including that of our company). In addition, service on boards and/or committees of other organizations must be consistent with our conflict of interest policies.

2013 Director Compensation

        We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board while aligning the interests of directors with the interests of shareholders by linking a portion of their compensation to stock. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill level required by us of members of the Board.

        The following table sets forth all of the compensation awarded to, earned by, or paid to our directors for the year ended December 28, 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
George M. Milne, Jr.	93,750	140,584	46,869	—	281,203
George E. Massaro	80,000	140,584	46,869	—	267,453
Robert Bertolini	75,000	140,584	46,869	—	262,453
C. Richard Reese	67,500	140,584	46,869	—	254,953
Stephen D. Chubb	65,000	140,584	46,869	—	252,453
Deborah T. Kochevar	60,000	140,584	46,869	—	247,453
Richard F. Wallman	60,000	140,584	46,869	—	247,453
William H. Waltrip(5)	21,250	—	—	—	21,250
Samuel O. Thier(5)	15,000	—	—	—	15,000
Craig B. Thompson(6)	0	—	—	—	0

(1)
Reflects aggregate dollar amount of all fees earned for services as a director, including annual retainer fees, committee and/or committee chair fees. A description of the applicable fees can be found below.

(2)
Amounts reflect the full grant date fair value of the restricted stock awards granted to directors in fiscal year 2013, computed in accordance with FASB ASC Topic 718. As of December 28, 2013, each current director held the aggregate number of unvested restricted stock awards as follows: Bertolini—3,240, Chubb—3,240, Kochevar—3,240, Massaro—3,240, Milne—3,240, Reese—3,240, Thompson—0 and Wallman—3,240.

(3)
Amount reflects the grant date fair value of directors' stock options granted in fiscal year 2013, computed in accordance with FASB ASC Topic 718, calculated using the Black-Scholes valuation model utilizing our assumptions. See note 9 to our Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 28, 2013 for a discussion of the assumptions used by us in the Black-Scholes valuation model. As of December 28, 2013, each current director held the aggregate number of option awards as follows: Bertolini—28,300, Chubb—49,460, Kochevar—4,030, Massaro—49,460, Milne—49,460, Reese—51,960, Thompson—0 and Wallman—28,300.

(4)
None of our directors received perquisites or other personal benefits equal to or exceeding $10,000 in the aggregate.

(5)
Dr. Thier and Mr. Waltrip each resigned from our Board effective May 7, 2013.

(6)
Dr. Thompson was elected to the Board on December 2, 2013. Pro rata cash fees for 2013 service ($5,000) were not paid until January 2014. Furthermore, his initial equity awards were not granted until January 2014.

        We pay each non-employee director an annual fee of $60,000 for service as our director, except for members of the Audit Committee, who are paid an annual fee of $65,000. Additional fees are paid to the Lead Director ($15,000), the Chair of the Audit Committee ($15,000), the Chair of the Compensation Committee ($10,000), the Chair of the Corporate Governance and Nominating Committee ($10,000), the Chair of the Science and Technology Committee ($10,000), and the Chair of the Strategic Planning and Capital Allocation Committee ($10,000) for their additional responsibilities. No additional fees are paid for attending meetings of the Board or any Committee of the Board. We reimburse expenses incurred in attending Board of Directors meetings and committee meetings.

        The policy established by the Corporate Governance and Nominating Committee is to award each unaffiliated non-employee director (1) stock options and restricted stock having an intended value of approximately $275,000 on the first day of the month following his or her initial election or appointment to the Board and (2) stock options and restricted stock having an intended value of approximately $185,000 on an annual basis following our annual meeting of shareholders. Consistent with the long-term incentive equity awards to our management, the targeted award value is traditionally issued in the form of a blend of stock options and restricted stock (in the same proportions as issued to management during that same fiscal year) utilizing Black-Scholes pricing models. At the time this policy was established, effective in 2009, the Corporate Governance and Nominating Committee consulted with Pearl Meyer & Partners in determining these values, which were based upon a general comparative review of director compensation and competitive market practices for similarly sized companies operating in the area of life sciences, with a target value based upon the 50th percentile. Options granted to members of the Board vest in full one year from the date of grant and expire seven years from the date of grant, and restricted stock vests in full one year from the date of grant.

  Director Stock Ownership Requirement

        In order to further align the interests of directors and shareholders, the Board of Directors has mandated that, to the extent permissible, directors have a significant financial stake in the Company. Accordingly, as set forth in our Corporate Governance Guidelines, each director who has served on the Board for at least three years is required to own a minimum of 5,000 shares of our stock (excluding stock options, stock subject to future vesting requirement, or other similar unvested and inchoate equity holdings). Board members who are subject to third-party restrictions on their stock holdings (e.g., certain academic institutions) shall be permitted to own stock in an amount that is appropriate for them in light of such other restrictions. As of the date of this Proxy Statement, all of our directors are in compliance with this holding requirement.

 BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth certain information as of March 10, 2014, with respect to the beneficial ownership of shares of our common stock by (1) each person known to us to own beneficially more than 5% of the outstanding shares of common stock, (2) each of our current directors and nominees for director, (3) each of the executive officers listed in the Summary Compensation Table set forth below under the caption "Compensation of Executive Officers" (the named executives), and (4) our current directors and executive officers as a group. As of March 10, 2014, there were 48,248,835 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned as of March 10, 2014		Percentage of Shares Outstanding
5% Shareholders
The Vanguard Group, Inc.	3,315,164	(1)	6.9%
BlackRock, Inc.	2,916,821	(2)	6.0%
Wellington Management Company, LLP	2,639,780	(3)	5.5%
Ariel Investments, LLC	2,629,217	(4)	5.4%
Named Executive Officers
James C. Foster	614,848	(5)	1.3%
Thomas F. Ackerman	285,015	(6)	*
Nancy A. Gillett	66,315	(7)	*
David P. Johst	330,932	(8)	*
Davide A. Molho	99,117	(9)	*
Outside Directors
Robert Bertolini	41,500	(10)	*
Stephen D. Chubb	67,105	(11)	*
Deborah T. Kochevar	17,900	(12)	*
George E. Massaro	59,120	(13)	*
George M. Milne, Jr.	72,530	(14)	*
C. Richard Reese	72,030	(15)	*
Craig B. Thompson	3,900	(16)	*
Richard F. Wallman	45,000	(17)	*
All executive officers and directors as a group (14 persons)	1,810,085	(18)	3.7%

*
Less than 1%.

(1)
The information reported in based on a Schedule 13G/A filed with the SEC on February 12, 2014 by The Vanguard Group, Inc. Vanguard has sole voting power with respect to 30,970 shares, sole dispositive power with respect to 3,287,794 of the shares and shared disposition power with respect to 27,370 shares reported in the table. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(2)
The information reported is based on a Schedule 13G/A filed with the SEC on January 28, 2014 by BlackRock, Inc. BlackRock has sole voting and dispositive power with respect to all of the shares reported in the table. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(3)
The information reported is based on a Schedule 13G filed with the SEC on February 14, 2014 by Wellington Management Company, LLP. Wellington has sole voting and dispositive power with respect to none of the shares reported in the table. The address of Wellington is 280 Congress Street, Boston, Massachusetts 02210.

(4)
The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2014 by Ariel Investments, LLC. Ariel reported sole voting power with respect to 2,306,108 shares and sole dispositive power with respect to 2,629,217 shares. The address of Ariel is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601.

(5)
Includes 245,544 shares of common stock subject to options held by Mr. Foster that are exercisable within 60 days of March 10, 2014.

(6)
Includes 180,804 shares of common stock subject to options held by Mr. Ackerman that are exercisable within 60 days of March 10, 2014.

(7)
Includes 27,800 shares of common stock subject to options held by Dr. Gillett that are exercisable within 60 days of March 10, 2014.

(8)
Includes 187,763 shares of common stock subject to options held by Mr. Johst that are exercisable within 60 days of March 10, 2014.

(9)
Includes 47,239 shares of common stock subject to options held by Dr. Molho that are exercisable within 60 days of March 10, 2014.

(10)
Includes 28,300 shares of common stock subject to options held by Mr. Bertolini that are exercisable within 60 days of March 10, 2014.

(11)
Includes 43,460 shares of common stock subject to options held by Mr. Chubb that are exercisable within 60 days of March 10, 2014.

(12)
Includes 4,030 shares of common stock subject to options held by Dr. Kochevar that are exercisable within 60 days of March 10, 2014.

(13)
Includes 43,710 shares of common stock subject to options held by Mr. Massaro that are exercisable within 60 days of March 10, 2014.

(14)
Includes 43,460 shares of common stock subject to options held by Dr. Milne that are exercisable within 60 days of March 10, 2014.

(15)
Includes 51,960 shares of common stock subject to options held by Mr. Reese that are exercisable within 60 days of March 10, 2014.

(16)
Includes 0 shares of common stock subject to options held by Dr. Thompson that are exercisable within 60 days of March 10, 2014.

(17)
Includes 28,300 shares of common stock subject to options held by Mr. Wallman that are exercisable within 60 days of March 10, 2014.

(18)
Includes 939,720 shares of common stock subject to options exercisable within 60 days of March 10, 2014. None of the 1,810,085 shares reflected have been pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities. Officers, directors and such beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 28, 2013 all Section 16(a) filing requirements applicable to its officers, directors and such beneficial owners were complied with.

 PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        We had a solid fiscal year 2013, as we again focused upon our four key initiatives which were designed in 2010 to be cornerstones of the strategy to position ourselves to operate successfully in the current and future business environment, and thus drive profitable growth and maximize value for shareholders. These four initiatives are: (1) improving our consolidated operating margin; (2) improving free cash flow generation; (3) maintaining disciplined investment in growth businesses; and (4) returning value to shareholders. Our continued actions toward the achievement of these initiatives include the following:

  •
  We continued our focus on operating efficiencies as evidenced by our plan announced in the third quarter 2013 to consolidate production in our U.S. research model facilities.

  •
  In the fourth quarter of 2013 we announced organizational changes, including a new role for Dr. Jörg Geller who is tasked with leading a new global initiative to enhance efficiency and drive increased productivity across all of our businesses.

  •
  During 2013, we made two growth acquisitions: acquired a 75% interest in Vital River in China and purchased the business of an EMD products and services provider in Singapore.

  •
  We continue to repurchase our stock with the intent to drive immediate shareholder value and earnings per share accretion. During 2013, we repurchased 3.5 million shares on the open market based on our stock repurchase program. Our 48.5 million weighted average shares outstanding for the year ending December 28, 2013 was consistent with the prior year as a result of significant stock option exercises during 2013. During 2013, our Board of Directors approved a total $250 million increase in our stock repurchase program.

        We believe these actions significantly contributed to a 44.6% increase in our total shareholder return during 2013, and a 6.9% increase in non-GAAP earnings per share from continuing operations in 2013. For a detailed discussion of our 2013 financial performance, the factors that we believe are influencing demand from our clients, and the actions we have taken during the past years, please see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 25, 2014.

        Pursuant to Section 14A of the Securities Exchange Act, we are asking our shareholders to approve an advisory resolution on our executive compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal and required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act), provides our shareholders with the opportunity to express their views, on an advisory (non-binding) basis, on our executive compensation for our named executives for fiscal year 2013 as described in the "Compensation Discussion and Analysis" (CD&A) section beginning on page 24 of this Proxy Statement, as well as the Summary Compensation Table and other related compensation tables and narratives found on pages 42 through 56 of this Proxy Statement. The advisory vote is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management.

        Charles River shareholders provided overwhelming majority support for our named executives' compensation at our 2013 annual meeting of shareholders (97% support was received of shares voted on this matter). We attribute this level of support to the significant actions we took from the Fall 2012 through the Spring 2013, as well as the changes to our executive compensation practices in early 2013, as noted below:

  •
  We engaged in substantial outreach efforts with our major shareholders and proxy advisory firms to gather feedback.

  •
  We obtained the feedback, advice, and recommendations on executive compensation best practices from our independent external compensation consultant, Pay Governance LLC.

  •
  We shifted our Executive Long-Term Equity Incentive Compensation Program for our executive officers to be more directly performance based by restructuring awards made to those officers so that they were comprised of approximately 60% Performance Share Units (PSUs) incorporating Total Shareholder Return (TSR) and non-GAAP EPS metrics (newly introduced in 2013), 20% stock options, and 20% restricted stock.

  •
  For the limited number of our executives with whom we had change-in-control agreements (which included each of our executive officers), we amended these agreements to eliminate any "gross up" payment by the Company of any "golden parachute" excise taxes.

  •
  We reduced by 50% (for 2013) and eliminated (for 2014) our Corporate Officer Discretionary Allowance (CODA) program.

  •
  We eliminated "single-trigger" accelerated equity vesting in our executive officers' change-in-control agreements.

  •
  We added a Clawback Policy to our Corporate Governance Guidelines.

        The Compensation Committee believes that these changes were responsive to feedback from investors and enhance the performance orientation of our executive compensation program. As those elements of our executive compensation program continue today, we encourage shareholders to take these into account in considering the vote presented below.

        Notwithstanding the significant vote of approval for our executive compensation program in 2013, we have embraced the idea of continuing outreach with our shareholders, particularly for executive compensation and corporate governance issues. In the Fall 2013, we reached out to 17 of our top 20 shareholders (which included, to the best of our knowledge, shareholders holding greater than 50% of our outstanding stock) and inquired whether they wanted to meet with us to discuss our executive compensation and corporate governance practices. We received positive responses from, and held one-on-one conversations with, a small subset of these shareholders, with the remainder indicating they were satisfied with our compensation and governance practices or otherwise not responding to our inquiries. In these one-on-one meetings shareholders offered their perspective on relevant issues, and in each case we were informed that the shareholders were very satisfied with our financial performance, changes to our executive compensation program, and corporate governance profile. On the few issues where the shareholders indicated areas where they might see future opportunities for enhancement, management forwarded the information to our Board of Directors for future consideration.

        We urge shareholders to read the Compensation Disclosure and Analysis on pages 24-41 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, including data that demonstrates our pay-for-performance alignment, as well as the Summary Compensation Table and other related compensation tables and narratives. Furthermore, for a detailed discussion of our 2013 financial performance and the actions we have taken during the past four years, please also see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 25, 2014.

Advisory Vote and Board Recommendation

        We request shareholder approval of the 2013 compensation of our named executives as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and narrative disclosures that accompany the compensation tables within the Executive Compensation section of this Proxy Statement. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executives and the compensation philosophy, policies and practices described in this Proxy Statement.

        Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executives, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure within the Executive Compensation section of this Proxy Statement."

        This advisory resolution is non-binding on the Board of Directors. Although non-binding, our Board of Directors and the Committee value the opinions of our shareholders, and will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

        The affirmative vote of the majority of the votes cast will constitute the shareholders' non-binding approval with respect to our executive compensation programs. Abstentions and broker non-votes will have no effect on the outcome of this Proposal.

        The Board of Directors recommends a vote "FOR" the approval of the advisory resolution on executive compensation.

 COMPENSATION DISCUSSION AND ANALYSIS

        The purpose of our compensation program is to recruit and retain the strongest possible management team, while simultaneously aligning management's interest with those of our shareholders. With these considerations in mind, the Compensation Committee (referred to in this section of the Proxy Statement as the Committee) has overseen the development, implementation and administration of our Executive Compensation Program (the Compensation Program or Program), described below, for members of senior management including the Chief Executive Officer and the other four executives who are identified in the Summary Compensation Table below (our named executives). Our philosophy behind the Compensation Program is that it should appropriately align executive compensation with both the short- and long-term performance of the Company. Our named executives for fiscal year 2013 are: James C. Foster (Chief Executive Officer and President), Thomas F. Ackerman (Corporate Executive Vice President and Chief Financial Officer), Dr. Nancy A. Gillett (Corporate Executive Vice President and Chief Scientific Officer), David P. Johst (Corporate Executive Vice President, Human Resources, General Counsel and Chief Administrative Officer), and Dr. Davide A. Molho (Corporate Executive Vice President and President, Global RMS and PCS Operations).

Executive Summary

        We believe that the design of our 2013 Compensation Program is best understood by evaluating it in the context of the business environment in which we have been operating since late 2008. Beginning in late 2008, large pharmaceutical and biotechnology companies undertook significant changes in their operations as they endeavored to improve the productivity of their drug development pipelines, and at the same time, streamline their infrastructures in order to improve efficiency and reduce operating costs. From 2009 and continuing into 2013, our clients' actions had an unfavorable impact on sales of our products and services, and resulting financial performance. This was due to their measured research and development spending; delays in decisions and commitments; tight cost constraints and the resultant pressure on pricing, particularly in view of excess capacity in the contract research industry; and a focus on late-stage clinical testing. While these factors have continued to contribute to demand uncertainty and impact sales in 2013, there has been improvement in the operating environment because large biopharmaceutical companies have made progress in their efforts to increase operating efficiency and biotechnology companies benefited from an improved funding environment.

        In response to these challenges, starting in 2009, we began to take decisive, and sometimes difficult, action targeted at:

  •
  appropriately aligning our infrastructure to meet current demand;

  •
  better supporting our clients in today's challenging environment;

  •
  identifying new strategies to enhance client satisfaction; and

  •
  improving operating efficiencies and generally strengthening our business model.

        All of these actions were implemented with the ultimate goal of providing future value to our shareholders. Core to these objectives, in 2013 we focused and made significant progress on four key initiatives:

  •
  Improving our consolidated operating margin;

  •
  Improving our free cash flow generation;

  •
  Maintaining disciplined investment in growth businesses; and

  •
  Returning value to shareholders.

Our continued actions toward the achievement of these initiatives include the following:

  •
  We continued our focus on operating efficiencies, as evidenced by our plan announced in the third quarter 2013 to consolidate production in our U.S. research model facilities.

  •
  In the fourth quarter 2013 we announced organizational changes, including a new role for Dr. Jörg Geller who is tasked with leading a new global initiative to enhance efficiency and drive increased productivity across all of our businesses.

  •
  During 2013, we made two growth acquisitions: acquired a 75% interest in Vital River in China and purchased the business of an EMD products and services provider in Singapore.

  •
  We continue to repurchase our stock with the intent to drive immediate shareholder value and earnings per share accretion. During 2013 we repurchased 3.5 million shares on the open market based on our stock repurchase program. Our weighted average shares outstanding 48.5 million for the year ending December 28, 2013 were consistent with the prior year as a result of significant exercises or previously granted stock options during 2013. During 2013, our Board of Directors approved a total $250 million increase in our stock repurchase program.

        We believe these actions significantly contributed to a 44.6% increase in our total shareholder return during 2013, and a 6.9% increase in non-GAAP earnings per share from continuing operations in 2013. For a detailed discussion of our 2013 financial performance, the factors that we believe are influencing demand from our clients, and the actions we have taken during the past years, please see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 25, 2014.

        We had strong financial performance in fiscal 2013, which included a 3.2% increase in revenue, an increase in diluted earnings per share, and cash flow from operating activities of $209.0 million. We believe that the compensation for our executive officers was appropriately aligned to our financial performance. For instance, our CEO's annual cash bonus amount was 81.6% of the target which represented results for EPS that exceeded expectations and performance for operating income and revenues that was slightly below our expectations; our results for free cash flow were below our target. Our other named executives received annual cash bonus amounts ranging from 81.6-106.9% of the target amount.

  2013 Advisory Vote on Executive Compensation

        Charles River shareholders provided overwhelming support for our named executives' compensation at our 2013 annual meeting of shareholders (97% support was received of shares voted on this matter). In addition to our financial performance in 2012, we attribute this level of support to the significant actions we took from the Fall 2012 through the Spring 2013, as well as the changes to our executive compensation practices in early 2013, which followed a period of substantial outreach to our shareholders, as follows:

  •
  Shifted our Long-Term Equity Incentive Compensation Program to be More Directly Performance-Based/Introduced Performance Share Units: During fiscal 2012, we conducted a comprehensive review of our long-term equity incentive program. Upon completion of that review, the Compensation Committee approved a new structure for long-term incentive awards granted beginning in fiscal year 2013 that significantly increases the emphasis on performance-based equity compensation. Under the new structure, our executive officers receive three types of equity awards:

  •
  Performance Share Units (PSUs), which vest on a "cliff basis" after three years only if service and performance requirements are met and which will be paid out in shares based upon two separate performance metrics: (1) first fiscal year non-GAAP earnings per share (EPS) and (2) 3-year relative Total Shareholder Return (relative TSR), as further described on pages 36-38 of this Proxy Statement in the discussion related to Long-Term Incentives. PSUs are intended to comprise approximately 60% of the intended value of long-term equity incentive awards provided to executive officers in the fiscal year.

  •
  Time-based stock options, which will vest over four years as was applicable to previous awards. Stock options are intended to comprise approximately 20% of the intended value of long-term equity incentive awards provided to executive officers in the fiscal year.

  •
  Time-based restricted stock/restricted stock units, which will vest over four years as was applicable to previous awards. Restricted stock/restricted stock units are intended to comprise approximately 20% of the intended value of long-term equity incentive awards provided to executive officers in the fiscal year.

  •
  Elimination of 280G Excise Tax Gross-Ups.  For the limited number of our executives with whom we had change-in-control agreements (which included each of our executive officers), we have amended these agreements to eliminate any "gross-up" payment by the Company of any of the excise taxes imposed by Section 4999 of the Internal Revenue Code due to "golden parachute" payments.

  •
  Reduction and Elimination of the Discretionary Allowance.  In 2010, we established the Corporate Officer Discretionary Allowance (CODA) program, which provided specific cash allowance tiers based on an executive's officer level. In fiscal 2012, our CEO received $180,000 and the other named executives received $60,000. We eliminated the CODA effective fiscal 2014, and in 2013 the CODA was reduced by 50% for all officers, including our named executives. Accordingly, in fiscal 2013, the final year of the program, our CEO's CODA was $90,000, and the CODA for our Corporate Executive Vice Presidents was $30,000.

  •
  Elimination of "single-trigger" vesting in change-in-control agreements.  For the limited number of our executives with whom we had change-in-control agreements (which included each of our executive officers), we have amended these agreements to change the provisions which provided for "single-trigger" accelerated vesting of equity awards to "double-trigger" accelerated vesting. Accordingly, these agreements will now provide for accelerated vesting only upon both the occurrence of a change of control and a qualifying termination of the executives' employment within a reasonable period following the change in control.

  •
  Introduction of Clawback Policy.  In February 2013, our Board of Directors amended our Corporate Governance Guidelines to include a recoupment (also known as a clawback) policy. This policy applies to all of our executive officers. Under this Clawback Policy, in the event of a restatement of all or a significant portion of Charles River's financial statements that has been determined by the Board to be due to the gross negligence, intentional misconduct or fraud by an executive officer, the Board has the discretion to require repayment of a portion or all of any incentive-based compensation paid to such executive officer or former executive officer and/or effect the cancellation of any unvested incentive compensation, subject to specified criteria.

        The Compensation Committee believes these changes have been responsive to feedback from investors and enhance the performance orientation of our executive compensation program. Following further shareholder outreach in Fall 2013, we received overwhelming positive response to the changes that were made in 2013, and none of our shareholders advocated for any substantial changes to our executive compensation program. Notwithstanding this positive reception, the Board and Committee will continue to explore ways in which Charles River's executive compensation programs could be improved, and we remain committed to ongoing engagement with our shareholders on the various corporate governance topics that are of interest to them.

  Pre-2013 Changes to Our Compensation Practices

        In recognition of the impact of challenging market and economic conditions on our performance over the past five years, our compensation practices, as reflected in our 2013 executive compensation, were specifically tailored to ensure alignment between executive compensation and company performance. In particular, in addition to the 2013-specific changes discussed above, we carried forward the following elements, which incorporate other changes made since 2009:

  •
  Compensation Strategy:

  •
  We reduced target total Long-Term Equity Incentive awards to the 50th percentile (previously, at the 75th percentile); and

  •
  We adjusted the target Total Direct Compensation (described below) percentile range to the 50th-55th percentile (previously, at the 65th-75th percentile).

  •
  Base Salaries:  We have kept base salary increases very modest. In 2009 we implemented a salary freeze for most of our workforce, including our named executives, and while that has since been lifted, overall for the period from 2008-2013 the average annualized merit increase was 2.7% per year for our named executives, which is consistent with the average annualized merit increase allotted to our North American workforce during that time.

  •
  Annual Cash Incentive Awards:  With business plans having been scaled to levels below earlier high-growth years, we reduced targeted bonus payouts for each goal under our Executive Incentive Compensation Plan (EICP) since 2009 through 2012, and have only resumed targeted payouts at a 100% level in 2013 following a second consecutive year of solid financial performance.

  •
  Perquisites:  We eliminated the majority of individual perquisites/benefits and associated tax gross-ups available to our officers (including the named executives), and replaced them from 2010-2013 with our Corporate Officer Discretionary Allowance (CODA) program. The CODA has been fully eliminated effective January 1, 2014.

  •
  Retirement Plan Contributions:  We reduced our 401(k) matching contribution by approximately 33.3%.

  •
  Severance:  We reduced the severance plan benefits for involuntary terminations of corporate officers under our Officer Separation Plan.

        We believe that all of these adjustments to our Program during this period were appropriate in light of, and consistent with, the economic and market environments, our financial performance, the corporate actions taken, and executive compensation trends. Furthermore, the increased focus on near-term financial and operational objectives properly aligned management's incentives with the interests of our shareholders. For example, our pay mix maintains a continued focus on variable, or "at risk," compensation. On average, approximately 77% of 2013 intended annual compensation for our named executives was based on long-term equity incentives and performance-based bonuses (83.3% for our CEO). Furthermore, annual base salary for our named executives remains a relatively small portion (22.9%) of our named executives' core intended compensation (15.5% for our CEO).

        Furthermore, as seen in the graphs below, the alignment between executive pay and our performance is demonstrated by the close correlation from 2008 to 2013 between (1) the total compensation paid (consistent with the Summary Compensation Table) to our CEO in those years and (2) our non-GAAP earnings per share from continuing operations during that period. As illustrated, compensation generally increased with strong performance and decreased when performance declined. A very similar alignment can be seen between our performance and the average pay to our other three named executives who have been continuously included in the Summary Compensation Table during the same six-year period.

        For purposes of these graphs, "Other" refers to the total average amounts set forth in the following columns in the Summary Compensation Table on page 42 (1) Change In Pension Value and Non-qualified Deferred Compensation Earnings and (2) All Other Compensation. Information with respect to 2008, 2009, and 2010 compensation is set forth in our 2011, 2012 and 2013 Proxy Statements, respectively.

        Please see Appendix A to this Proxy Statement for reconciliation of our non-GAAP EPS to GAAP EPS for 2008-2013.

        In addition to the changes summarized above and the quantified alignment between executive pay and our performance, we maintain existing compensation practices that represent strong corporate governance, including the following:

  •
  a cap on annual EICP bonus opportunity, even for exceptional performance;

  •
  limited executive perquisites which have no associated tax gross-ups (other than relocation expenses);

  •
  significant stock ownership guidelines that align executives' interests with those of shareholders and which increase with the level of the executive's responsibility;

  •
  rules prohibiting executives from trading derivative securities and from hedging the economic risk of ownership of our stock;

  •
  an annual risk assessment of our pay practices;

  •
  an annual shareholder advisory vote on executive compensation;

  •
  a Compensation Committee comprised entirely of independent directors; and

  •
  independent compensation consultant(s).

        The changes to the Program made during the past few years reflect our flexibility in responding to changing market conditions, our business strategy and financial performance, executive compensation standards, and the opinions and suggestions of our investors.

        We remain committed to ongoing engagement with our shareholders on various corporate governance topics that are of interest to them. We conduct these efforts through meetings and telephone calls throughout the year with our senior management, and provide shareholders with the opportunity to cast an annual say-on-pay advisory vote on executive compensation. We have determined that our shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by our shareholders at the 2011 Annual Meeting. The Committee will always consider the input of our shareholders in making future compensation decisions for the named executives. At the same time, we believe it is important to maintain consistency in our compensation philosophy and approach. While the Committee and our management team understand the impact that immediate economic conditions and our operating performance may have on our stock price, it is important to us that the elements of the Program continue to incentivize management toward the proper short- and long-term operating goals, which are intended to translate ultimately into stock price appreciation for our shareholders.

Objectives of the Compensation Program

        The Committee reviews and monitors the Compensation Program and compensation policies by reference to specific objectives which are established in accordance with its charter. The Committee recognizes the importance of establishing clear objectives for our Compensation Program and the value of comparatively evaluating current and proposed compensation policies and practices in terms of their relative effectiveness in advancing those objectives. In keeping with our philosophy that the Compensation Program should appropriately align executive compensation with both the short- and long-term performance of the Company, the Committee has determined that the Compensation Program should achieve the following objectives:

  •
  attract and retain superior talent;

  •
  support the achievement of desired levels of Company performance;

  •
  align the interests of executives with the long-term interests of shareholders;

  •
  differentially and meritoriously reward individual performance; and

  •
  promote accountability.

        To achieve these broader objectives, the current design of the Compensation Program has also been crafted to accomplish the following:

  •
  effectively balance fixed and at-risk compensation through a continuum of compensation elements;

  •
  differentially reward individuals based on performance through the incorporation of both short- and long-term elements;

  •
  differentially reward individuals who contribute to the success of high-performing business units; and

  •
  promote the achievement of desired levels of Company performance through the utilization of both short-term bonus and long-term equity elements which are closely aligned with our business performance.

Compensation Elements

        Our Compensation Program for fiscal year 2013 consisted of the following core and supplemental elements:

Core Elements	Supplemental Elements

• Base Salary • Annual Cash Incentive Awards (EICP Plan) • Long-Term Equity Incentive Awards • Corporate Officer Discretionary Allowance (CODA)*	• Deferred Compensation Plan • Termination and Change-of-Control Agreements • Retirement Plans

*
Eliminated January 1, 2014.

        The core elements of compensation are typically those which the Committee evaluates on an annual basis, while the supplemental elements are programs or arrangements that we have installed for strategic reasons which may potentially provide additional benefits to an executive.

        Annual base salary represents a small portion (on average approximately 23%) of our named executives' intended core compensation. Approximately 77% of 2013 intended annual compensation for our named executives was based on variable or "at-risk" compensation elements (short- and long-term incentives), reflecting the Committee's focus on ensuring that senior management is appropriately rewarded for actual performance achievements. The following table shows the 2013 total core compensation mix, based on intended (not actual) compensation (note: due to rounding, the table below may add to greater than 100%).

2013 Intended Compensation Mix for Named Executive Officers

Core Compensation Element	Foster	Ackerman	Gillett	Johst	Molho	Average
Base Salary(1)	15.5%	27.9%	24.2%	24.4%	22.8%	22.9%

Annual Cash Incentive Awards	15.5%	19.5%	17.0%	17.1%	15.9%	17.0%

Long-Term Equity Incentive Awards	67.8%	51.0%	57.4%	57.3%	59.8%	58.7%

Discretionary Allowance (CODA)(2)	1.3%	1.6%	1.4%	1.3%	1.5%	1.4%

(1)
For purposes of this table, base salary is determined by the base salary effective as of April 1, 2013, assuming such salary was in effect for all of 2013.

(2)
The CODA program was reduced by 50% in 2013 and has been eliminated beginning in 2014.

  Compensation Setting Process

        As described above on pages 14-15 of this Proxy Statement, the Compensation Committee engaged Pay Governance as its independent compensation consultant to advise the Compensation Committee on matters related to 2013 executive compensation. Pay Governance generally assists the Compensation Committee in fulfilling its responsibilities under its charter, including advising on proposed compensation packages for our top executives, compensation program design and market practices generally, guidance on how to appropriately compensate officers, and other topics as the Compensation Committee deems appropriate. The Compensation Committee has authorized Pay Governance to interact with management on behalf of the Compensation Committee, as needed, in connection with advising the Compensation Committee and Pay Governance is included in discussions with management. With respect to fiscal year 2013 compensation determinations, Pay Governance specifically assisted in the following:

  •
  evaluating and recommending adjustments to our peer competitor group;

  •
  benchmarking and analyzing executive compensation levels and recommending pay strategies for 2013; and

  •
  developing and recommending Performance Share Unit methodology, including calculations of relative Total Shareholder Return.

        Pay Governance is directly accountable to the Compensation Committee, which has sole authority to engage, dismiss, and approve the terms of engagement of the compensation consultant. During 2013, Pay Governance did not provide any other services to the Company.

        Only two of the named executives of the Company are regularly involved in assisting the Committee in setting compensation parameters. In his role as our Corporate Executive Vice President, Human Resources, General Counsel and Chief Administrative Officer, Mr. Johst assists the Committee by providing data to the Committee's consultants, developing or modifying compensation plans and programs based on the Committee's input, and otherwise supporting the Committee's efforts to obtain the information and data required to make well-reasoned decisions regarding the compensation elements which comprise the Program. In his capacity as Chairman, President and Chief Executive Officer, Mr. Foster regularly participates in strategic discussions with the Committee regarding the design and scope of the Program to help ensure that the compensation elements, policies and practices underlying the Program are properly aligned with the Company's short-term financial and long-term strategic objectives. Mr. Foster also provides recommendations to the Committee regarding modifications to the Program which allow it to function more effectively in the context of our evolving business organization, and assists the Committee in evaluating the individual performance of each executive officer (other than himself) to ensure that their respective levels of compensation take such performance into account. As a matter of process, Mr. Foster and Mr. Johst frequently work collaboratively to analyze internal and externally-provided compensation data and information, and provide preliminary recommendations to the Compensation Committee during the course of the Committee's determination of annual compensation levels. Other than Messrs. Foster and Johst, none of our executive officers play a significant, ongoing role in assisting the Committee to set compensation parameters.

  Total Compensation Strategy and Peer Group

        The Committee attempts to adhere to a methodology that provides total core compensation to our named executives that is targeted to an appropriate market benchmark and refers to an applicable peer group of companies which are similar to the Company (the peer group). The peer group has been primarily comprised of companies operating in the area of life sciences and drug discovery and development, with a particular focus on ensuring that the peer group takes into account the presence of companies, both in the greater Boston area and globally, who compete directly with the Company for scientific and management talent. We draw upon data for comparable companies from public disclosures for the companies in the peer group and from reputable ongoing compensation surveys of similarly sized companies in the industries listed above. Each year the Committee reviews and approves the peer group as well as a target Total Compensation Strategy. The Committee relies on a variety of factors in making pay decisions beyond market data, such as each executive's experience, performance ratings, internal equity and strategic value of their position to the Company.

  Fiscal Year 2013

        For fiscal year 2013, in conjunction with the changes to the peer group described below, the Committee (with the assistance of Pay Governance) utilized a regression model to analyze current executive compensation. Accordingly, our target Total Compensation Strategy utilizes a methodology whereby target Total Direct Compensation is evaluated against the market benchmark established for each position by reference to the peer group. This methodology is necessitated by the regression model, since such model does not yield specific percentiles, but rather establishes a size-appropriate market benchmark for each position that factors in our Company's relative size compared to the size of peer group companies. Total Direct Compensation in 2013 for our named executives generally approximates the executive's associated market benchmark.

        The peer group identified by Pay Governance consists of industry comparators both larger and smaller in revenue size than Charles River; accordingly, Pay Governance has developed a method of adjusting proxy compensation data for the peer group using common statistical, regression methods to result in a good correlation between the proxy data and Charles River's corporate revenue, such that the regressed proxy revenue is commensurate to Charles River's revenue. This size-adjusted peer group proxy data is then blended with size-appropriate, custom compensation survey data (with proxy data generally weighted 75% and survey data weighted 25% for the named executive officer benchmarks) to derive a "market composite benchmark" for evaluating our executive compensation. The Committee originally adopted this "market composite benchmark" methodology for evaluating and setting 2012 executive pay levels, and has continued with its use since.

        For 2013, the proxy peer group consisted of the following 37 companies:

Abbott Laboratories
Allergan, Inc.
Amgen Inc.
Baxter International Inc.
Becton, Dickinson and
    Company
Bio-Rad Laboratories, Inc.
Biogen Idec, Inc.
Boston Scientific
    Corporation
Bristol-Myers Squibb
    Company
Bruker Corporation	C.R. Bard, Inc.
Celgene Corporation
Covance Inc.*
Cubist Pharmaceuticals, Inc.*
Eli Lilly and Company
Endo Pharmaceuticals
    Holdings, Inc.
Forest Laboratories, Inc.*
Gilead Sciences, Inc.
Hologic Inc.
IDEXX Laboratories Inc.*	Illumina, Inc. Johnson & Johnson Laboratory Corporation of America Holdings Life Technologies Corporation Medtronic, Inc. Merck & Co., Inc. Waters Corporation Nordion, Inc. Pall Corporation*	PAREXEL International*
    Corporation
PerkinElmer Inc.
Pfizer Inc.
Quest Diagnostics
    Incorporated
Sigma-Aldrich Co. LLC*
Thermo Fisher
    Scientific Inc.
Vertex Pharmaceuticals*
    Incorporated
Watson
Pharmaceuticals, Inc.*

        Custom compensation survey data included information from nine peer group companies (noted with *), in addition to data from Amylin Pharmaceuticals, Medicis Pharmaceutical Corporation and United Therapeutics.

        For evaluating 2014 compensation levels, the proxy peer group will change to remove Johnson & Johnson (due to size) and Nordion (based outside the US) and add Alexion Pharmaceuticals, Luminex Corporation, Mettler-Toledo International, Inc. and Regeneron Pharmaceuticals.

  Annual Base Salary

        Our compensation philosophy embraces the premise that establishing base salaries at a reasonable level helps to promote retention and acts as an appropriate balance to other forms of variable or "at-risk" compensation. We pay base salaries within a range designed to approximate the market benchmark of executives with similar responsibilities in the peer group and surveys. Actual base salaries are determined after considering the competitive data, overall competitive position as compared to our compensation philosophy, prior base salary and other compensation, the performance of the individual and internal equity considerations. None of these considerations is given specific weights.

        In setting base salaries for our named executives, the Committee historically has taken into account that the lengthy tenure of executive officers, as well as their continued long-time superior performance, which has resulted in base salaries generally gravitating towards the top of the range approximating the targeted market benchmark. Promotions and changes in responsibilities also impact the determination of salaries. For instance, Dr. Molho received a base salary increase in 2009 when he was promoted to Corporate Senior Vice President, and Mr. Johst received a base salary increase in February 2010 in recognition of the additional General Counsel responsibilities he assumed in early 2009.

        Base salaries for our named executives for 2013 (effective as of April 2013) were as follows:

Name	2013 Salary
James C. Foster	$1,082,974
Thomas F. Ackerman	$518,898
Nancy A. Gillett	$507,023
David P. Johst	$574,866
Davide A. Molho	$456,708

  Annual Cash Incentive Awards

        Our Compensation Program includes an annual cash bonus element which closely links a significant portion of executive pay to the achievement of short-term performance targets which are critical to meeting our stated financial objectives for the then-current fiscal year. These targets are typically tied to specific financial metrics derived from our then-current operating plan. However, where appropriate, the Committee also approves non-financial goals that are designed to focus individuals on attaining objectives which include near-term, non-financial objectives that are also critical to the attainment of long-term strategic goals and ultimately promote positive long-term financial performance of the Company. Our annual cash incentive awards are structured to appropriately reduce or eliminate the amount of such awards if performance falls short of the established performance targets, and to appropriately increase the amount of such awards if performance exceeds established targets, subject to a maximum incentive award opportunity.

        To implement our annual cash incentive awards, the Committee previously established the Executive Incentive Compensation Plan (EICP) which applies to executive officers and other key employees of the Company. We have designed the EICP to reward executives for their contributions to the success of the Company based on predetermined corporate/business unit, functional and/or individual objectives. The Committee annually establishes performance objectives and corresponding performance ranges for the named executives. These performance objectives and ranges are generally developed through our annual financial planning process, whereby we assess the future operating environment and build projections of anticipated results to align the performance expectations of this plan with the overall business objectives of the Company. It is intended that the target award, when aggregated with the base salary, will provide a competitive level of cash compensation when each named executive achieves his or her performance objectives, as approved by the Committee. An individual's actual bonus award is determined according to each named executive's performance in relation to his or her approved objectives.

        Target award percentages for the named executives are 70% of base salary for Executive Vice Presidents and 100% of base salary for the Chief Executive Officer. The participant's total target award opportunity percentage is divided among a variety of individually weighted performance objectives which may change from year to year but historically have included non-GAAP operating income (OI), revenue, non-GAAP earnings per share (EPS), non-GAAP free cash flow (FCF), return on net operating assets (RNOA) and other key Company performance metrics. The Committee believes that these financial metrics are very good measurements for assessing how the Company is performing from a financial standpoint. In particular, EPS is generally accepted as a key driver of shareholder return. The OI and FCF metrics measure how efficiently and effectively management deploys its capital and generates capital liquidity for corporate usage in pursuing opportunities that enhance shareholder value. Minimum and maximum performance levels for each performance objective are incorporated into the plan. For the performance objectives assigned to each of the named executives, minimum performance levels for 2013 were set at 90% of the target performance objective, and maximum performance levels were set at 110% of the target performance objective. The maximum payout achievable in 2013 was 250% of target. At the end of each fiscal year, we compare the Company's (and applicable business units') final performance for the fiscal year against the Company's (or business units') targeted performance established at the beginning of such fiscal year. These measurements determine the EICP payout levels for each of the performance objectives tied to corporate (or business unit) performance. To determine a participant's actual award, each performance objective's payment level is multiplied by the relative weight of the performance objective, and the cumulative amounts are aggregated to determine the individual's total EICP award amount.

        On December 3, 2012, the Committee established the 2013 EICP performance criteria for the named executives as described in the table that follows below. In 2013 we achieved corporate and financial results which were very close to, and in the aggregate slightly below, our original targets, with significant variance among our different operating metrics, as recognized in the variable EICP award amounts awarded to our named executives. In particular, we achieved results for EPS that very slightly exceeded expectations and performance for operating income and revenues that was slightly below our expectations; our results for free cash flow were below our target as well. We believe that the variability in the magnitude of the EICP award amounts correlates closely with the relative performance of the officers' respective business units (as compared to the targeted performance goals), and reflects a proper use of bonus compensation to distinguish between levels of annual performance. Year-to-year, EICP awards reflect such changes as shown in the table on page 36 of this Proxy Statement.

        The Committee has the discretion to employ its judgment in determining individual awards, and in fact approves the entire EICP award for each named executive. In addition to the quantitative factors, final individual EICP awards for the named executives incorporate both (1) other than for the Chief Executive Officer, the Chief Executive Officer's recommendations and (2) the Committee's assessment of each named executive's overall performance and contribution. In addition, the Committee, in its sole discretion, may modify or change the EICP at any time. With respect to the 2013 fiscal year, the target amounts and objectives were not modified and the awards to the named executives were not modified upwards from the amounts they were eligible to receive under the EICP formula. The following table shows the fiscal 2013 target EICP cash bonus, performance goals, goal attainment levels, and cash bonuses actually paid (in February 2014) for each of our named executives:

Named Executive	Target % (of base salary)	Target EICP Award Amount	Actual EICP Award Amount	Performance Goal		Weighting	Target	Actual

James C. Foster	100%	$1,082,974	$883,463	1.	EPS(1)	35%	$2.92	$2.93
				2.	OI(1)	20%	$209.8 million	$201.4 million
				3.	Revenue(2)	20%	$1,202 million	$1,167 million
				4.	FCF(3)	25%	$174.9 million	$170.0 million

Thomas F. Ackerman	70%	$363,228	$296,313	1.	EPS(1)	35%	$2.92	$2.93
				2.	OI(1)	20%	$209.8 million	$201.4 million
				3.	Revenue(2)	20%	$1,202 million	$1,167 million
				4.	FCF(3)	25%	$174.9 million	$170.0 million

Nancy A. Gillett	70%	$354,916	$298,094	1.	EPS(1)	20%	$2.92	$2.93
				2.	OI(1)	30%	$209.8 million	$201.4 million
				3.	Revenue(2)	10%	$1,202 million	$1,167 million
				4.	FCF(3)	10%	$174.9 million	$170.0 million
				5.	Revenue(4)	30%	$418.9 million	$419.1 million

David P. Johst	70%	$402,406	$328,273	1.	EPS(1)	35%	$2.92	$2.93
				2.	OI(1)	20%	$209.8 million	$201.4 million
				3.	Revenue(2)	20%	$1,202 million	$1,167 million
				4.	FCF(3)	25%	$174.9 million	$170.0 million

Davide A. Molho	70%	$319,696	$341,883	1.	EPS(1)	20%	$2.92	$2.93
				2.	OI(1)(5)	30%	$128.4 million	$135.6 million
				3.	Revenue(2)(5)	30%	$626.5 million	$620.107 million
				4.	FCF(3)	20%	$174.8 million	$170.0 million

(1)
For purposes of 2013 EICP performance goals, consistent with the way the Company reports its non-GAAP financial results in its earnings releases, EPS (and to the extent applicable, OI) excluded the following items (and, for EPS, their related tax effect): amortization of intangible assets and other charges related to our acquisitions; expenses associated with evaluating acquisitions; impairments and other items; charges, gains and losses attributable to businesses we plan to close or divest; severance costs associated with our efficiency initiatives; accelerated depreciation charges related to the consolidation of research model production operations in California; costs and adjustments related to our ongoing investigation of inaccurate billing with respect to certain government contracts; and the additional interest recorded as a result of the adoption in 2009 of an accounting standard related to our convertible debt accounting which increased interest and depreciation expense. The Committee determined that it was appropriate to exclude these items as they are outside our normal operations.

(2)
For purposes of 2013 EICP performance goals, revenue was based on the Company's net sales.

(3)
For purposes of 2013 EICP performance goals, FCF was based on net cash provided by operating activities less capital expenditures.

(4)
A portion of Dr. Gillett's EICP performance goals was directed at the sales attributable to our global Preclinical Services (PCS) in-life and Discovery Services business.

(5)
For Dr. Molho, each of his performance goals other than EPS and free cash flow was determined on the basis of the geographies and/or operating businesses over which he had responsibility (North America, excluding our Biologic Testing Services, Avian and EMD businesses), rather than on a Corporate basis.

        For historical comparative purposes, targeted and actual annual cash incentive awards for our named executives for fiscal years 2010 - 2013 are shown in the table below:

Name	2010 Cash Incentive Award		Actual % of Cash Incentive Award vs. Target - 2010	2011 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2011	2012 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2012	2013 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2013
James C. Foster	$0		0%	$827,559	83.0%	$608,502	59.0%	$883,463	81.6%
Thomas F. Ackerman	$0		0%	$274,889	82.2%	$204,091	59.0%	$296,313	81.6%
Nancy A. Gillett	$0		0%	$100,000	30.6%	$215,299	63.7%	$298,094	84,0%
David P. Johst	$0		0%	$307,501	83.0%	$226,104	59.0%	$328,273	81.6%
Davide A. Molho	$31,213	(1)	15.3%	$235,617	80.1%	$127,543	41.9%	$341,883	106.9%

(1)
The bonus payment made to Dr. Molho for 2010 was exclusively tied to the performance of our RMS business.

  Long-Term Equity Incentive Awards

        Long-term incentive (LTI) compensation, in the form of performance share units (PSUs), stock options and restricted stock grants (or, for certain foreign executives, restricted stock units), allows individuals to share in any appreciation in the value of our common stock. We design the amounts and types of long-term equity awards to reward performance and create incentives to meet long-term objectives. Because the Committee particularly values longer-term shareholder value creation, we target long-term equity incentives to provide total compensation opportunities that, if achieved, would result in approximately market competitive pay levels for our executives. The Committee reviews and approves long-term equity incentive awards to named executives on an annual basis. The Committee believes that PSUs, stock option and restricted stock (unit) awards align the recipient's interests with those of the shareholders.

        The Committee typically targets the first quarter of our fiscal year for granting annual stock awards to eligible recipients, absent an extraordinary event. We have made such grants in recent years and in the future it is expected that the Committee will continue to target the first quarter of the fiscal year for making annual stock awards. In all cases, the Committee seeks to structure equity grants so that they are awarded during an open-window period as designated by our Insider Trading Policy, or, if Committee approval is provided during a non-window period, then the grants are made effective on the third business day following our press release with respect to financial results for the prior quarter. This policy is intended to ensure that options are awarded at a time when the exercise price fully reflects all recently disclosed information. In the case of new hires eligible to receive equity grants, grants are generally made uniformly on the first business day of the month following the date the individual commences employment. While the Compensation Committee's Charter permits delegation of the Committee's authority to grant equity in certain circumstances, all grants to executive officers are made by the Compensation Committee itself and not pursuant to delegated authority. We have never had any programs, policies or practices which are intended to time stock option grants with the release of material, non-public information in a manner which would provide advantageous option exercise prices to grant recipients. Option exercise prices are, in all cases, equal to the closing price of our common stock on the date of grant. At the beginning of fiscal year 2013, as requested by the Compensation Committee, Company management, in consultation with the outside consultants, recommended to the Committee target values of stock options, shares of restricted stock (units), and performance share units, based on then-current pricing models, which were utilized by the Committee to establish preliminary target values of long-term equity awards for the named executives. In February 2013, when the awards were actually granted, the Committee approved stock options, restricted stock awards and performance share units, using the same valuation model that had been discussed at the beginning of the fiscal year.

        In determining award levels for annual equity awards to named executives, the Committee takes into account the values of awards made to similarly situated individuals in the peer group, our overall performance, the individual performance of the named executive in the immediately preceding year and similar factors. In prior years, with the input and guidance of the outside consultants, the Committee established target award amounts by broad officer level, with a rating scale which the Committee then utilized to determine the appropriate level of equity awards to be granted to each executive. Beginning in 2013, however, the methodology was changed to better ensure alignment with the market by instead establishing a separate market benchmark for each executive's individual position. Actual awards for each executive are based on the position's market benchmark, the Company's performance and the executive's personal performance.

        An absolute value of intended long-term equity awards (determined in dollars) is approved by the Committee. This value is then allocated between the types of LTI awards the Company is awarding during that particular year, utilizing a Black-Scholes method for valuing the stock option portion of the equity awards. These determinations are typically evaluated during the first month of the fiscal year. Once the intended value of the awards is determined, the numbers of long-term equity awards (in 2013 stock options, shares of restricted stock (units) and performance share units) are generally fixed utilizing an estimated stock price (typically a whole-dollar price approximating the 60-day average price as of the beginning of February and/or the average of the 30, 60 and 90-day average prices as of the beginning of February); however, since the Committee typically approves awards with an expected future grant date, there may be some variance between the intended value of these awards as compared to the actual value on the date of grant. Accordingly, in February 2013, the Committee determined to award the named executives PSUs, stock options and restricted stock having the following aggregate intended values: Mr. Foster, $4,750,000; Mr. Ackerman, $950,000; Dr. Molho, $1,200,000; Dr. Gillett, $1,200,000; and Mr. Johst, $1,450,000.

        Starting in fiscal 2013, the Committee revised our LTI program for executive officers to be more focused on performance-based awards. Accordingly, the intended value of the 2013 grant was apportioned as follows: approximately 20% in the form of time-vested restricted stock/restricted stock units, approximately 20% in the form of time-vested stock options, and approximately 60% in the form of PSUs, a new program developed with the assistance of the Committee's Compensation Consultants.

        The material features of the PSUs granted in 2013 are as follows:

  •
  They are measured based on a 3-year performance period running from the beginning of the fiscal year in which the award was made to the end of the third fiscal year after which the award was made. For PSUs awarded in February 2013, the performance period is December 30, 2012 through December 26, 2015.

  •
  The initial PSU award (the Target Award) represents a target number of shares of Company common stock to be paid out after the conclusion of the 3-year performance period based upon two performance metrics:

  •
  Non-GAAP EPS for the fiscal year in which the award is made; and

  •
  Relative Total Shareholder Return (rTSR) at the end of the PSU award's 3-year performance period.

  •
  Target performance levels for each of the two performance metrics are as follows:

  •
  Non-GAAP EPS: the Company's target non-GAAP EPS for the first fiscal year of the performance period.

    •
    rTSR: the Company's TSR falling exactly at the 50th percentile as compared to the TSR of companies within the S&P 1500 Healthcare Index who share the same 2-digit GICS as us (and who are in the index for all 3 years of the performance period) over the full 3-year performance period. For this purpose, TSR refers to share price appreciation plus any dividends accrued during the reference period of time.

  •
  At the end of the first fiscal year of the performance period, actual non-GAAP EPS will be measured against the target non-GAAP EPS for that fiscal year. This adjusts the Target Award along a slope, ranging between a high of 150% (if non-GAAP EPS is 110% or higher than target non-GAAP EPS), or a low of zero (if non-GAAP EPS is less than 90% of target non-GAAP EPS) to establish the Base Award.

  •
  At the end of the third fiscal year of the performance period, rTSR performance is measured by comparing the Company's 3-year TSR to the TSR of applicable companies within the S&P 1500 Healthcare Index. This adjusts the Base Award up to +/-35% to establish the Final Award.

  •
  The PSUs also include a relative TSR Outperformance Feature that provides for a modest award (10%-30% of the Target Award) only if both (1) EPS performance falls between 85% and 90% of the target goal, and (2) 3-year rTSR performance falls at or above the 75th percentile.

  •
  Under all circumstances, a first fiscal year non-GAAP EPS performance of below 85% of target will result in the PSU award being reduced to zero without the possibility of any upward adjustment.

  •
  The absolute maximum number of shares that can be awarded at the end of 3 years (taking into account all possible adjustments) is 200% of the original target number of shares.

        For the 2013 grant, at the end of the year actual fiscal 2013 non-GAAP EPS was compared to target 2013 non-GAAP EPS and the Base Award was calculated. The chart below shows this calculation, as well as the adjusted minimum and maximum Final Award amounts that may result based on rTSR at the end of the 3-year performance period.

				Future Final Award Levels (as % of Target Award)

2013 PSU Grant Base Award Calculation				TSR ≤10th percentile	TSR = 50th percentile	TSR ≥90th percentile

Target Non-GAAP EPS	Actual Non-GAAP EPS	Actual Non-GAAP ESP as % of Target	Base Award (as % of Target Award)	Minimum (Base Award × 65%)	Target (Base Award × 100%)	Maximum (Base Award × 135%)

$2.92	$2.93	100.3%	101.5%	65.98%	101.5%	137.03%

  CODA Program, Benefits and Perquisites

        Our employees, including the named executives, are generally eligible for certain benefits, such as medical, dental, basic life insurance and employer contributions to the Company's 401(k) plan. In addition, prior to 2014 we maintained the Corporate Officer Discretionary Allowance (CODA) program, which provided specific cash allowance tiers based on an executive's level in the Company. Accordingly, in fiscal 2013, the named executives received annual cash allowances in the following amounts:

Officer Level	CODA

Chief Executive Officer	$90,000

Corporate Executive Vice President	$30,000

        These amounts were 50% less than the cash allowances in 2012.

        The CODA program provided that the executive received the full amount of the cash allowance each fiscal year. Each executive was permitted to use the cash amount based on his or her personal needs, although as these amounts were specifically intended to replace a number of in-kind perquisites previously provided by us, it was expected that the executive would generally utilize these amounts to substitute for the eliminated benefits.

        As described above, in response to the 2012 say-on-pay vote and after evaluating various elements of our executive compensation program, the Committee eliminated the CODA program. In 2013, the amount provided to each of our officers was reduced by 50% of historical levels; and the CODA program was eliminated entirely, effective January 1, 2014.

        In addition, the Company utilizes leased aircraft for business purposes on infrequent occasions where it is determined that such use is a prudent, economical and efficient method of transportation. Mr. Foster is permitted to utilize the Company-leased aircraft for non-business purposes, including allowing family members to accompany him on business travel. Mr. Foster reimburses the Company for the full incremental costs and/or Standard Industry Fare Level (whichever is higher) of such usage. We believe this benefit increases the level of safety and security for Mr. Foster, enables him to make more efficient use of his travel time, and entails no incremental cost to us for any accompanying family members.

Supplemental Elements of the Compensation Program

        We have a number of supplemental elements in the Compensation Program which are considered by the Committee, but do not factor directly into the annual determination of executive compensation. These elements have unique features and roles in the Program which led to their initial implementation and they continue to be important to the Program generally.

  Post-Termination Benefits and Agreements

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Potential Payments upon Termination or Change in Control," the Compensation Program includes both (1) an Officer Separation Plan and (2) Change-in-Control Agreements. Company policy historically has been to provide eligibility under both the Officer Separation Plan to officers with the position of corporate vice president or higher, and a Change-in-Control Agreement to officers with the position of corporate executive vice president or higher. Both of these compensatory elements operate similarly: upon specified events which result in either the termination of the officer and/or a change in control of the Company, particular benefits will accrue to the officer (although payments made under the Change-in-Control Agreements will generally reduce or offset payments and benefits to which the officer may be entitled under the Officer Separation Plan). Each of the named executives is eligible to receive benefits under the Officer Separation Plan and each has a Change-in-Control Agreement.

        The Company views these compensatory elements as serving three important purposes. First, there is a critical recruitment and retention aspect. Second, these policies protect the benefits of executive officers who have provided long and meritorious service to the Company, particularly if there is an unexpected employment termination by us due to on-going changes in our employment needs. Finally, these elements avoid personal distractions and encourage employees to remain focused on our business in the event of a rumored or actual takeover. The Committee periodically conducts formal and informal market checks and believes that both the levels of payment to be made under these programs and the applicable triggers are appropriate and consistent with current general market practices.

  Deferred Compensation Plan Contributions

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Nonqualified Deferred Compensation," the named executives receive a compensatory element in connection with our Deferred Compensation Plan. For Messrs. Foster, Ackerman and Johst, who were participants in the Company's now-discontinued Executive Supplemental Life Insurance Retirement Plan (ESLIRP), the Company credits to their accounts the present value of the annual Company accrual as it would have been calculated under the ESLIRP. For Drs. Gillett and Molho, the Company provides an annual contribution to their Deferred Compensation Plan account of 10% of the sum of their base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus.

        We provide a Deferred Compensation Plan because the Company wishes to permit our executive employees to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. The Deferred Compensation Plan was implemented to motivate and ensure the retention of employees by providing them greater flexibility in structuring the timing of their compensation payments. The employer contributions to the Deferred Compensation Plan ultimately have their origins in the legacy ESLIRP program, which was a longstanding element of our executive compensation package.

  Retirement Plans

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Pension Benefits," the Company historically provided a retirement benefit for certain U.S. employees, including each of the named executives, until 2002, when the Company amended the existing U.S. defined benefit pension plan to exclude new participants. Effective April 30, 2008, we froze the U.S. pension plan, and no additional benefits will accrue to participants (and all participant's rights to benefits under the pension plan have fully vested).

Other Factors Underlying the Ongoing Implementation of the Compensation Program

  Stock Ownership Guidelines

        Our officer stock ownership guidelines operate as a related feature to the Compensation Program. The Board of Directors believes that senior management should have a meaningful economic stake in the Company in order to align the interests of management and our shareholders. Therefore, the Board has adopted stock ownership guidelines for senior management which are designed to satisfy an individual executive's need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our shareholders of management's commitment to creating corporate value.

        Under these guidelines, members of our senior management are required to maintain an ownership position, expressed as a multiple of salary, as follows:

CEO	4X base salary
Corporate Executive VP	3X base salary
Corporate Senior VP	2X base salary
Corporate VP	1X base salary

        Officers have four years from the time they attain the executive level listed above to comply with the ownership requirements. Stock options are not counted toward the holding requirement, and generally approximately 60% of unvested restricted stock and PSUs are counted toward the holding requirement. The Committee periodically reviews stock ownership levels of members of our executive management to ensure compliance. As of the date of this proxy statement, our named executives are in compliance with the holding requirements.

  Clawback Policy

        In February 2013, our Board amended our Corporate Governance Guidelines to include a recoupment (also known as clawback) policy. This policy applies to all of our executive officers as determined under the Securities and Exchange Act of 1934, as amended. Under this Clawback Policy, in the event of a restatement of all or a significant portion of Charles River's financial statements that has been determined by the Board to be due to the gross negligence, intentional misconduct or fraud by an executive officer, the Board has the discretion to require repayment of a portion or all of any annual bonus (including under the Executive Incentive Compensation Plan), vested restricted stock, restricted stock units, performance awards, or other incentive-based compensation (incentive compensation) paid to such executive officer or former executive officer and/or effect the cancellation of any unvested incentive compensation, subject to specified criteria. The action permitted to be taken by the Board under the Clawback Policy is in addition to any and all other rights of the Board and/or the Company under applicable law and contract. The Board intends to revise the Clawback Policy, as necessary, to comply with the final SEC rules regarding recoupment policies of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

  Derivatives Trading; Hedging and Insider Trading Policy

        We grant equity incentives for the reasons discussed above, including aligning the interests of our employees with those of shareholders. Our Statement of Policy Concerning Trading Policies (Insider Trading Policy) prohibits employees (and directors) from trading in our derivative securities, such as puts or calls on our common stock, since such securities may diminish the alignment we are trying to foster, as well as expose the Company to potential embarrassment. Our Insider Trading Policy also prohibits the purchase or sale of Charles River securities while in possession of material, non-public information, or otherwise using such information for their personal benefit. Our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 so that they can prudently diversify their asset portfolios and exercise their stock options prior to their scheduled expiration dates.

REPORT OF COMPENSATION COMMITTEE

        The Compensation Committee, comprised of independent directors, has reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company's management and, based on the review and discussions, recommended to Board of Directors that the CD&A be included in this Proxy Statement.

        The foregoing report has been furnished by the Compensation Committee.

THE COMPENSATION COMMITTEE Mr. C. Richard Reese (Chair) Dr. Deborah T. Kochevar Dr. Richard F. Wallman

 2013 Summary Compensation Table

        The following table sets forth all of the compensation awarded to, earned by or paid to our named executives (our principal executive officer, our principal financial officer and our three other highest-paid executive officers) for the years ended December 28, 2013, December 29, 2012, and December 31, 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)		Total ($)
James C. Foster	2013	1,069,089	4,013,619	971,343	883,463	0	103,904		7,041,418
Chairman, Chief Executive	2012	1,022,013	3,224,438	1,075,001	608,502	165,265	195,954		6,291,173
Officer, President and	2011	988,621	1,595,993	1,604,874	827,559	269,392	205,404		5,491,842
Director
Thomas F. Ackerman	2013	512,245	810,666	194,266	296,313	0	58,993		1,872,483
Corporate Executive	2012	489,690	732,250	244,093	204,091	161,571	68,751		1,900,446
Vice President and	2011	473,732	444,360	445,955	274,889	265,073	73,548		1,977,558
Chief Financial Officer
Nancy A. Gillett	2013	500,523	1,018,040	245,389	298,094	0	119,979		2,182,025
Corporate Executive	2012	478,484	732,250	244,093	215,299	19,428	139,858		1,829,412
Vice President and	2011	462,892	288,834	290,718	100,000	32,398	125,522		1,300,363
Chief Scientific Officer
David P. Johst	2013	567,496	1,244,966	276,063	328,273	0	48,049		2,464,847
Corporate Executive	2012	542,507	845,531	244,093	226,104	126,512	194,712		2,179,460
Vice President, Human	2011	524,829	544,341	445,955	307,501	204,960	73,271		2,100,857
Resources, General
Counsel and Chief
Administrative Officer
Davide A. Molho	2013	450,853	1,018,807	245,389	341,883	—	149,861	(7)	2,206,793
Corporate Executive	2012	430,530	732,250	244,093	127,543	—	131,944		1,666,360
Vice President and	2011	417,427	385,112	387,812	235,617	—	213,796		1,639,763
President, Global RMS
and PCS Operations

(1)
These amounts represent the aggregate grant date fair value of restricted stock awards and performance share units granted in fiscal 2013, fiscal 2012 and fiscal 2011, respectively, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 9 to our Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-based Compensation," included in our Form 10-K for the fiscal year ended December 28, 2013. The maximum potential value of the performance share units awarded (assuming the highest level of performance achievement) in 2013 is as follows: Mr. Foster $5,904,622; Mr. Ackerman $1,180,892; Dr. Gillett $1,491,730; Mr. Johst $1,678,135; and Dr. Molho $1,491,730.

(2)
These amounts represent the aggregate grant date fair value of stock option awards granted in fiscal 2013, fiscal 2012 and fiscal 2011, respectively, computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 9 to our Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-based Compensation" included in our Form 10-K for the fiscal year ended December 28, 2013.

(3)
Reflects payments under our EICP plan for the respective fiscal year, which are paid the following February.

(4)
Reflects the aggregate change in actuarial present value of the named executive officers' accumulated benefits under the Charles River Laboratories, Inc. Pension Plan for Messrs. Foster, Ackerman, Johst, and Dr. Gillett. The U.S. Pension Plan presents values decreased in 2013 due to the increase in the discount rate from 2012 (3.8%) to 2013 (4.7%). The 2013 present value decreases were as follows: Mr. Foster, $87,697; Mr. Ackerman, $114,603; Dr. Gillett, $15,706; and Mr. Johst, $120,136. Above-market or preferential earnings are not available under our Deferred Compensation Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax-qualified, or any of our other benefit plans.

(5)
For fiscal year 2013, the amounts in this column include the following: (a) 2013 employer contributions under our 401(k) Plan (Mr. Foster, $7,650; Mr. Ackerman, $7,650; Dr. Gillett $7,615; Mr. Johst, $7,650; and Dr. Molho, $7,650); (b) cash allowances amounts provided to our U.S.-based named executives pursuant to our Corporate Officer Discretionary Allowance (CODA) program (Mr. Foster, $90,000; Mr. Ackerman, $30,000; Dr. Gillett $30,000; Mr. Johst, $30,000; and Dr. Molho, $30,000); and (c) miscellaneous personal benefits and perquisites, in each case in an aggregate amount less than $10,000. The amounts in this column also include amounts credited by us to the named executives' Deferred Compensation Plan accounts, as described further in footnote (6) below. On a limited number of occasions during 2013, some of the named executives used tickets purchased by us to attend certain events; however, there was no incremental cost to us attributable to the named executives' use of these tickets.

(6)
Includes amounts credited to the named executives' Deferred Compensation Plan account balances (net of FICA taxes). Additional amounts credited with respect to fiscal year 2013 are as follows: Mr. Foster, $0; Mr. Ackerman, $20,681; Dr. Gillett $79,531; Mr. Johst, $10,186; and Dr. Molho, $76,670.

(7)
Includes amount for Dr. Molho related to relocation expenses in 2013 consisting of (1) travel expenses for a limited number of yearly return visits for Dr. Molho's family, (2) childcare and/or school and education tuition for Dr. Molho's children, (3) international tax planning and preparation related to the relocation, (4) a tax equalization payment and (5) a tax gross-up amount. The aggregate costs to the Company for these relocation benefits to Dr. Molho in 2013 were $32,608 including $10,812 reflecting tax gross-up amounts.

2013 Grants of Plan-Based Awards

        The following table sets forth the information regarding grants of plan-based awards made to our named executives during 2013. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

										All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)		Grant Date Fair Value of Stock and Option Awards ($)(6)
			Date of Board or Compensation Committee Action to Approve Grant (1)				Estimated Possible Payouts Under Equity Incentive Plan Awards(3)
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)								Exercise or Base Price of Option Awards ($/Sh)

Name	Type of Award(*)	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

James C. Foster	EICP	12/3/12	12/3/12	6,498	1,082,974	2,707,435
	SO	2/22/13	2/4/13								87,116	40.40	971,343
	RS	2/22/13	2/4/13							26,270			1,061,308
	PSU	2/22/13	2/4/13				7,307	73,077	146,154	73,077			2,952,311

Thomas F.
Ackerman	EICP	12/3/12	12/3/12	2,179	363,228	908,071
	SO	2/22/13	2/4/13								17,423	40.40	194,266
	RS	2/22/13	2/4/13							5,451			220,220
	PSU	2/22/13	2/4/13				1,461	14,615	29,230	14,615			590,446

Nancy A. Gillett	EICP	12/3/12	12/3/12	1,065	354,916	887,291
	SO	2/22/13	2/4/13								22,008	40.40	245,389
	RS	2/22/13	2/4/13							6,737			272,175
	PSU	2/22/13	2/4/13				1,846	18,462	36,924	18,462			745,865

David P. Johst	EICP	12/3/12	12/3/12	2,414	402,406	1,006,016
	SO	2/22/13	2/4/13								24,759	40.40	276,063
	RS	2/22/13	2/4/13							10,047			405,899
	PSU	2/22/13	2/4/13				2,076	20,769	41,538	20,769			839,068

Davide A. Molho	EICP	12/3/12	12/3/12	1,918	319,696
	SO	2/22/13	2/4/13								22,008	40.40	245,389
	RS	2/22/13	2/4/13							6,756			272,942
	PSU	2/22/13	2/4/13				1,846	18,462	36,924	18,462			745,865

(*)
Types of Award:

        EICP—Executive Incentive Compensation Plan
        SO—Stock Option
        RS—Restricted Stock
        PSU—Performance Share Unit

(1)
See the section of the Proxy Statement entitled "Compensation Discussion and Analysis" for a discussion regarding our equity award grant date practices.

(2)
Reflects the threshold amount payable (5% of target for corporate goals), the target amount payable (100% of target for at-plan performance of Corporate and business unit goals), and maximum amount payable (250% of target for all goals) under the EICP plan for fiscal year 2013. Threshold amounts reflect minimum award opportunity under the EICP plan for the smallest weighted EICP goal for the respective named executive, although if minimum performance levels (90% of performance target) are not achieved, there may be no payout. Under certain discretionary circumstances, additional amounts can be paid under the EICP plan. The potential payouts are performance-driven and therefore completely variable. Actual amounts paid to the named executives under the EICP plan with respect to fiscal year 2013 are set forth in the Summary Compensation Table above.

(3)
Reflects the number of PSUs payable at threshold (10%), target (100%), and maximum (200%) levels, with fractional shares rounded down. For purposes of this chart, threshold payout is considered to be the smallest non-zero payout possible given both EPS and relative TSR performance over the course of the plan. See the description of how the threshold, target and maximum amounts payable are determined under "Compensation Discussion and Analysis—Compensation Elements—Long Term Equity Incentive Awards" set forth on pages 36-38 of this Proxy Statement.

(4)
Reflects restricted common stock and performance share units granted on February 22, 2013.

(5)
Reflects stock options granted on February 22, 2013.

(6)
The grant date fair market value of options has been calculated using the Black-Scholes pricing model, based on the following assumptions: an expected volatility of 35%, a weighted average expected life of 4.53 years and a risk-free interest rate of 0.84%. The grant date fair value of restricted stock is determined from the market value of the stock on the date of grant. The grant date fair value of performance share units is determined consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, based on the probable outcome of the performance conditions, computed in accordance with FASB ASC Topic 718.

  Description of Certain Awards Granted in 2013

        All awards of stock options, restricted stock and performance share units were granted pursuant to our 2007 Incentive Plan, as amended. The vesting provisions of our PSUs are set forth above on pages 37-38 of this Proxy Statement. Options vest and become exercisable in equal installments on or about the anniversary date in each of the four years following the date of grant, subject to continued employment. Restricted shares generally vest in installments on or about the anniversary date in each of the four years following the date of grant, subject to continued employment. The installments are generally equivalent in amount, although in the 2013 grant a slightly higher allocation of restricted shares were scheduled to vest upon the first anniversary. Furthermore, 2,565 shares of restricted stock were granted to Mr. Johst on February 22, 2013 which vest in equal installments on or about the anniversary date in each of the two years following the date of grant, subject to continued employment. The exercise price of stock options is equal to the closing price of our common stock on the date of grant. All grants of non-equity incentive plan awards have been made pursuant to our EICP plan.

  Employment-Related Agreements and Arrangements

        As described in the Compensation Discussion and Analysis, we do not enter into employment agreements with any of our U.S.-based corporate executive officers. The named executives, however, are beneficiaries of certain separation and change-in-control agreements, as well as defined benefit and deferred compensation arrangements, as further described below in this Proxy Statement. In addition, Dr. Molho receives certain compensation benefits as provided by letter agreements he entered into with us in 2009 concurrent with his then-promotion to Corporate Senior Vice President and his commitment to relocate from Europe to our corporate headquarters in Massachusetts.

 Outstanding Equity Awards at Fiscal 2013 Year-End

        The following table sets forth the information regarding each outstanding unexercised or unvested equity award held by our named executive officers as of December 28, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other rights That Have Not Vested ($)(1)

James C. Foster	142,206	0		47.75	02/17/2015
	79,900	0		58.58	02/28/2015
	23,438	0		47.36	05/09/2015
	0	40,000	(3)	37.92	02/26/2017
	0	71,075	(4)	37.03	02/25/2018
	0	73,163	(5)	36.25	02/24/2019
	0	87,116	(6)	40.40	02/22/2020	124,533	(7)	6,641,345	100,134	5,340,146

Thomas F. Ackerman	32,930	0		47.75	02/17/2015
	26,100	0		58.58	02/28/2015
	11,719	0		47.36	05/09/2015
	30,000	0		24.80	02/27/2016
	37,500	12,500	(3)	37.92	02/26/2017
	19,750	19,750	(4)	37.03	02/25/2018
	5,537	16,613	(5)	36.25	02/24/2019
	0	17,423	(6)	40.40	02/22/2020	30,089	(8)	1,604,646	20,026	1,067,987

Nancy A. Gillett	27,800	0		58.58	02/28/2015
	0	7,213	(3)	37.92	02/26/2017
	0	12,875	(4)	37.03	02/25/2018
	0	16,613	(5)	36.25	02/24/2019
	0	22,008	(6)	40.40	02/22/2020	27,800	(9)	1,482,574	25,298	1,349,142

David P. Johst	32,930	0		47.75	02/17/2015
	26,100	0		58.58	02/28/2015
	11,719	0		47.36	05/09/2015
	34,075	0		24.80	02/27/2016
	41,850	13,950	(3)	37.92	02/26/2017
	19,750	19,750	(4)	37.03	02/25/2018
	5,537	16,613	(5)	36.25	02/24/2019
	0	24,759	(6)	40.40	02/22/2020	36,648	(10)	1,954,438	28,459	1,517,718

Davide A. Molho	4,900	0		58.58	02/28/2015
	22,125	7,375	(3)	37.92	02/26/2017
	17,175	17,175	(4)	37.03	02/25/2018
	5,537	16,613	(5)	36.25	02/24/2019
	0	22,008	(6)	40.40	02/22/2020	29,156	(11)	1,554,889	25,298	1,349,142

(1)
Calculated based on the closing price ($53.33) of our stock on December 27, 2013, the last trading day of the fiscal year 2013, rounded to the nearest whole number.

(2)
Represents outstanding PSUs held on December 28, 2013 that remain subject to performance and forfeiture provisions. The number represents the larger of the number of underlying PSUs (1) assuming threshold performance share units are achieved or (2) if fiscal 2013 performance has exceeded the threshold, the next highest performance measure (target or maximum). In this chart, 2013 performance exceeded the threshold, and thus the number of PSUs is the maximum number. PSUs granted in 2013 vest on December 26, 2015, and will be paid out as unrestricted shares of Charles River common stock, after final TSR performance is assessed and payout amounts are approved by the Compensation Committee, in the first calendar quarter of 2016.

(3)
The unexercisable stock options vest on 2/26/2014.

(4)
One half of the unexercisable stock options vest on each of the following dates: 2/25/2014 and 2/25/2015.

(5)
One third of the unexercisable stock options vest on each of the following dates: 2/24/2014, 2/24/2015 and 2/24/2016.

(6)
One quarter of the unexercisable stock options vest on each of the following dates: 2/22/2014, 2/22/2015, 2/22/2016 and 2/22/2017.

(7)
The stock awards vest as follows: 10,000 shares vest on 2/26/2014, 10,775 shares vest on 2/25/2014, 10,775 shares vest on 2/25/2015, 22,238 shares vest on 2/24/2014, 22,237 shares vest on 2/24/2015, 22,238 shares vest on 2/24/2016, 8,000 shares vest on 2/22/2014, 6,090 shares vest on 2/22/2015, 6,090 shares vest on 2/22/2016 and 6,090 shares vest on 2/22/2017.

(8)
The stock awards vest as follows: 3,488 shares vest on 2/26/2014, 3,000 shares vest on 2/25/2014, 3,000 shares vest on 2/25/2015, 5,050 shares vest on 2/24/2014, 5,050 shares vest on 2/24/2015, 5,050 shares vest on 2/24/2016, 1,797 shares vest on 2/22/2014, 1,218 shares vest on 2/22/2015, 1,218 shares vest on 2/22/2016 and 1,218 shares vest on 2/22/2017.

(9)
The stock awards vest as follows: 2,013 shares vest on 2/26/2014, 1,950 shares vest on 2/25/2014, 1,950 shares vest on 2/25/2015, 5,050 shares vest on 2/24/2014, 5,050 shares vest on 2/24/2015, 5,050 shares vest on 2/24/2016, 2,122 shares vest on 2/22/2014, 1,538 shares vest on 2/22/2015, 1,538 shares vest on 2/22/2016 and 1,539 shares vest on 2/22/2017.

(10)
The stock awards vest as follows: 3,888 shares vest on 2/26/2014, 3,000 shares vest on 2/25/2014, 3,000 shares vest on 2/25/2015, 6,613 shares vest on 2/24/2014, 5,050 shares vest on 2/24/2015, 5,050 shares vest on 2/24/2016, 3,571 shares vest on 2/22/2014, 3,014 shares vest on 2/22/2015, 1,731 shares vest on 2/22/2016 and 1,731 shares vest on 2/22/2017.

(11)
The stock awards vest as follows: 2,050 shares vest on 2/26/2014, 2,600 shares vest on 2/25/2014, 2,600 shares vest on 2/25/2015, 5,050 shares vest on 2/24/2014, 5,050 shares vest on 2/24/2015, 5,050 shares vest on 2/24/2016, 2,140 shares vest on 2/22/2014, 1,539 shares vest on 2/22/2015, 1,538 shares vest on 2/22/2016 and 1,539 shares vest on 2/22/2017.

        We have not engaged in any option repricings or other modifications to any of our outstanding equity awards during fiscal years 2011, 2012, or 2013.

2013 Option Exercises and Stock Vested

        The following table shows information regarding stock option exercises and vesting of restricted stock awards and restricted stock units with respect to the named executives during the year ended December 28, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James C. Foster	821,683	7,534,545	56,512	2,266,020
Thomas F. Ackerman	142,850	1,590,735	15,850	634,701
Nancy A. Gillett	95,650	619,153	12,763	511,374
David P. Johst	119,538	1,168,554	19,162	768,250
Davide A. Molho(3)	30,184	575,389	10,975	441,071

(1)
The value realized on the exercise of stock options and the immediate sale of shares acquired upon exercise is based on the difference between the exercise price and the intraday price of our common stock at the time of exercise. In other circumstances, such as when the underlying shares are held following the exercise of the stock option, the value realized is based on the difference between the exercise price and the closing price of our common stock on the date of exercise.

(2)
The value realized on vesting of restricted stock is based on the closing price of our common stock on the trading date immediately preceding the date of vesting.

(3)
Dr. Molho's total includes 1,275 restricted stock units which vested in 2013.

2013 Pension Benefits

        One of our sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan (Pension Plan), is a qualified, non-contributory plan that covers most U.S. employees hired prior to January 1, 2002. Employees hired after December 31, 2001 are not eligible to participate in this Pension Plan. Each of the named executives, with the exception of Dr. Molho, are participants in the pension plan and has an accrued pension benefit thereunder. The Pension Plan was frozen effective April 30, 2008. No additional benefits will accrue to participants after such date. All participants' rights to benefits under this plan have vested.

        Benefits under the Pension Plan are based on the participants' highest five consecutive years of compensation and years of service as of April 30, 2008. The amount of pension payable annually at normal retirement (age 65) is equal to the greatest of: (1) 1 1/8% of participants' highest average five consecutive years of compensation (excluding compensation earned after April 30, 2008) multiplied by years of service earned through April 30, 2008 (up to 40 years), less the maximum offset allowance determined as of April 30, 2008 in accordance with the Code Section 401(l); (2) $180 multiplied by years of service as of April 30, 2008; and (3) $1,500. In addition, certain officers and key employees are entitled to a frozen supplemental benefit ranging in amount from $51,000-$97,000. The applicable amounts for the named executives are as follows: Mr. Foster, $73,000; Mr. Ackerman, $97,000; and Mr. Johst, $79,000. Dr. Gillett is not entitled to a frozen supplemental benefit.

        Compensation under the Pension Plan generally would include amounts shown as salary and non-equity incentive plan compensation for the named executives (as shown on the Summary Compensation Table above) and would exclude any wages derived from stock options or severance pay. Early retirement benefits are provided to any retiring participant who has attained age 55 and completed five years of vesting service. The early retirement benefit is equal to the participant's normal retirement benefit reduced by 5/9% per month for the first 60 months and 5/18% for each month over 60 by which the participant's benefit commencement date precedes his or her normal retirement date. Messrs. Foster and Ackerman and Dr. Gillett are each currently eligible for early retirement.

        Participants' rights to benefits under this plan vest upon completion of five years of service.

        The table below sets forth information regarding the accumulated benefits of the named executives under our Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
James C. Foster	Charles River Laboratories, Inc. Pension Plan	32.6	1,557,707	0
Thomas F. Ackerman	Charles River Laboratories, Inc. Pension Plan	20.0	1,280,683	0
Nancy A. Gillett	Charles River Laboratories, Inc. Pension Plan	8.0	144,613	0
David P. Johst	Charles River Laboratories, Inc. Pension Plan	17.0	739,919	0

(1)
The maximum years of credited service under our Pension Plan is 40 years. Credited service disclosed for participants in the Pension Plan is shown as of April 30, 2008, when benefits were frozen.

(2)
The present value of accumulated benefits disclosed is based on the assumptions used in our financial statement disclosures. For the Pension Plan these assumptions include a discount rate of 4.70% and mortality in accordance with the RP-2000 Mortality Table for 2014 (as prescribed by Treasury regulation 1.430(h)(3)-1). The amounts reflected in this column include the frozen supplemental benefit amounts referred to in the description of the Pension Plan above. The normal form of payment under the Pension Plan is a straight-life annuity.

2013 Nonqualified Deferred Compensation

        We maintain the Charles River Laboratories Deferred Compensation Plan (Deferred Compensation Plan) for certain eligible employees, including our named executives. Under the Deferred Compensation Plan, participants may elect to defer bonus and salary amounts, and may select the investment returns to be applied to deferred amounts from among a menu of referenced mutual funds as well as an interest crediting rate.

        The plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974. Participants must specify the distribution date for deferred amounts at the time of deferral, in accordance with applicable IRS regulations. Generally, amounts may be paid in lump sum or installments upon retirement or termination of employment, or later if the employee terminates employment after age 55 and before age 65. Amounts may also be distributed during employment, subject to a minimum deferral requirement of three years.

        In addition to the Deferred Compensation Plan, certain of our officers and key employees also participate, or in the past participated, in our amended and restated Executive Supplemental Life Insurance Retirement Plan (ESLIRP), which is a non-funded, non-qualified arrangement. Annual benefits under this plan equal a percentage of the average of the highest five consecutive years of compensation, offset by amounts payable under our Pension Plan and Social Security. The age-based percentages are 46% at age 59, and up to 55% at age 62 and over. The normal retirement age is 62. Eligible spouses (married one year or longer at the executive's retirement date) receive survivor benefits at a rate of 100% of the benefit paid to the executives during the first 15 years following retirement and at the rate of 50% thereafter. Executive officer participants vest as to 50% of the total benefit after five years of service with a 10% incremental increase in vesting percentage for each year thereafter. In connection with the establishment of the Deferred Compensation Plan in 2006, current active employees who agreed to convert their accrued ESLIRP benefit to a comparable deferred compensation benefit discontinued their direct participation in the ESLIRP. Instead, the present values of the accrued benefits of ESLIRP participants were credited to their Deferred Compensation Plan accounts, and future ESLIRP accruals will now be converted to present values and credited to their Deferred Compensation Plan accounts annually. Messrs. Foster, Ackerman and Johst were participants in the ESLIRP.

        In addition, we provide certain active employees, including Drs. Gillett and Molho, an annual contribution into their Deferred Compensation Plan account of 10% of the employee's base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus. The credited amounts for Drs. Gillett and Molho vest in 1/4 increments annually over a four-year period.

        Separately, the Deferred Compensation Plan provides certain senior executives, including the named executives, with a pre-retirement life insurance death benefit equal to four times the sum of (1) their base annual salary plus (2) their target bonus amounts (on a net basis taking into account all other company-provided life insurance). For total life insurance amounts potentially payable to the named executive upon their termination of employment due to death, see the section of this Proxy Statement entitled "Executive Compensation and Related Information—Potential Payments upon Termination or Change in Control."

        The following table sets forth, for each of our named executives, information regarding their participation in our Deferred Compensation Plan during 2013.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)(2)
James C. Foster	0	0	988,729	0	11,191,268
Thomas F. Ackerman	0	0	833,608	0	4,474,979
Nancy A. Gillett	0	68,797	9,962	0	506,710
David P. Johst	0	126,986	635,776	0	3,345,994
Davide A. Molho	0	55,749	49,114	0	219,630

(1)
For purposes of consistency, the amounts shown in this table include only those contributions, earnings, withdrawals, and distributions that occurred during calendar year 2013. Accordingly, amounts credited by us with respect to compensation earned in the last fiscal year, but which are credited in 2014, have not been included in this table. However, these amounts (Mr. Foster, $0; Mr. Ackerman, $20,681; Dr. Gillett, $79,531; Mr. Johst, $10,186 and Dr. Molho $76,670) have been included in the total compensation set forth in the Summary Compensation Table under the column entitled "All Other Compensation." As further discussed in the narrative above, the amounts set forth in the column entitled "Registrant Contributions in Last FY" represent the present value of the accrued benefits, after adjustments for outstanding Medicare taxes, which were credited to the named executives' Deferred Compensation Plan account balances.

(2)
The amounts listed under the column "Registrant Contributions in Last FY" in this table and in prior years have been reported as compensation in the Summary Compensation Table for previous years.

Potential Payments upon Termination or Change in Control

        The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive's employment had terminated on December 28, 2013, given the named executive's compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. (Since our last trading day in fiscal 2013 was December 27, 2013, where applicable we have assumed a stock price of $53.33, the closing price on that date.) Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the named executive's age.

  Disability and Life Insurance

        Separate from the provisions of the Officer Separation Plan or the change in control agreements discussed below, the named executives may be entitled to disability or life insurance proceeds in the event of termination due to such events. For instance, in the event of termination of the U.S.-based named executives as a result of disability, disability insurance could provide, in line with our other employees, up to a maximum additional amount of 100% of salary for up to 26 weeks (short-term disability) and up to 60% of basic monthly earnings up to $25,000 per month (long-term disability). In the event of termination of the named executives as a result of death, additional life insurance payments could provide a maximum additional amount to the named executives' beneficiaries as follows: Mr. Foster, $8,663,791; Mr. Ackerman, $3,528,504; Dr. Gillett, $3,447,760; Mr. Johst, $3,909,090; and Dr. Molho $3,105,618 (inclusive of amounts payable as a result of the pre-retirement death benefit pursuant to our Deferred Compensation Plan). The total termination compensation described below does not include these amounts.

  Severance Plans

        Under our Officer Separation Plan, a corporate officer whose employment is terminated by us for reasons other than cause, voluntary resignation, disability, early or normal retirement or death and who has not been offered a comparable position (as defined under the Officer Separation Plan) with us is entitled to receive a severance payment in accordance with the following table:

Years of Completed Company Service at Separation Date

	Less than 2 years	2 years to 5 years	5 years or more

Level:	Amount of Base Salary Pay Continuations:

Executive Vice President and above	One year	One year; additional 12 months mitigated severance	Two years

Senior Vice President	Six months	One year	One year; additional 12 months mitigated

Vice President	Six months	Six months; additional six months mitigated severance	One year

        During the period in which such officer receives paid outsourcing support from us, the officer is entitled to receive the mitigated severance on a month-to-month basis (up to the maximum period set forth in the table above) to the extent the officer has not accepted an offer for full-time employment, advisory, consulting or other full-time work. Corporate officers will be entitled to be paid accrued vacation time and unused paid time off. In addition, the Officer Separation Plan provides corporate officers with certain benefits continuing for the length of the severance payments (primarily health and welfare benefits), as well as reimbursement for specified outplacement services. Furthermore, corporate officers who are participants in the EICP plan may be eligible for payouts in accordance with the terms and conditions of the EICP. Payments under the Officer Separation Plan are generally made bi-weekly (our normal payroll cycle), although if any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the officer to additional tax, interest or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service, or the officer's death. In exchange for these payments, the officer must execute a release agreement satisfactory to us that includes, among other things, agreement not to compete with us or solicit our employees for one year following the officer's separation. The Officer Separation Plan is not applicable to any corporate officer who has entered into a written employment agreement providing for severance payments. Each of the named executives is a participant in this plan.

  Change in Control Agreements

        We have entered into change in control agreements with our corporate officers with the position of corporate executive vice president or above, including each of the named executives. These agreements provide such officer with severance and other benefits in the event his or her employment terminates under certain conditions during the term of the agreement and within one year following a "change in control" (as defined in the agreements). Each agreement has a term of three years, with automatic one-year extensions thereafter. Payments made to the corporate officer under the agreement will generally offset or reduce payments and benefits to which the officer may be entitled under any other severance plan or agreement with us (including the Officer Separation Plan described above).

        The agreements provide that any options to acquire our common stock awarded to the corporate officer under any stock option or other long-term incentive plan shall become fully exercisable upon the occurrence of both (1) a change in control and (2) the termination of the officer within eighteen months following such change-in-control. In addition, restrictions on any shares of our restricted stock and PSUs held by the corporate officer shall lapse upon such events, although with respect to PSUs any such accelerated vesting will occur to the extent that the applicable performance conditions, as adjusted or prorated as necessary, have been satisfied as of the date of such termination of employment

        Each corporate officer covenants in his or her agreement that, in the event of a change in control during the term of the agreement, he or she will remain in our employ after the change in control until the earliest of (1) six months after the date of the change in control, (2) termination by the corporate officer of his or her employment for "good reason" (as defined in the agreement) or by reason of death, disability or retirement, or (3) termination of the corporate officer's employment by us for any reason.

        If the employment of the corporate officer is terminated during the term of the agreement and on or before the first anniversary of a change in control (1) by us other than for "cause" (as defined in the agreement), death or disability, or (2) by the corporate officer for good reason, the corporate officer will be entitled to certain severance benefits, as follows:

  •
  a lump sum cash severance payment equal to a multiple of three (Mr. Foster only) and two (all other named executives) times the sum of (1) the corporate officer's then-annual base salary, and (2) the corporate officer's target bonus for the fiscal year in which the termination occurs;

  •
  additional service credit of three years (Mr. Foster) and two years (all other named executives) for pension purposes assuming a 4% increase in compensation for each year;

  •
  continuation of group medical benefits and certain other perquisites for a period of three years (Mr. Foster only) and two years (all other named executives); and

  •
  26 weeks of outplacement services (up to $50,000), and payment of legal fees incurred in connection with any termination of employment other than a termination by us for cause.

        If any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the named executive to additional tax, interest or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service, or the named executive's death.

        A "change in control" is defined in each agreement as any one of the following: (1) the closing of the sale of all or substantially all of our assets as an entirety to any person or related group of persons; (2) our merger or consolidation with or into another corporation or the merger or consolidation of another corporation with or into us or one of our subsidiaries, such that immediately after such transaction our outstanding voting securities immediately prior to such transaction represent less than a majority of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; or (3) the closing of a transaction pursuant to which beneficial ownership of more than 50% of our outstanding common stock (assuming the issuance of common stock upon conversion or exercise of all then exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights and other rights to acquire common stock) is transferred to a single person or entity, or a "group" (within the meaning of Rule 13d-5(b)(l) of the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series of related transactions.

        Under the agreement, the term "cause" is defined as: (1) the willful and continued failure of the corporate officer to perform his or her duties with us, (2) a substantial violation of our Code (and any successor policy), (3) conviction of a felony, or (4) engaging in conduct that violates the confidentiality provisions of the agreement. "Good Reason" is generally defined to include: (1) situations such as the assignment to the corporate officer of duties inconsistent with his or her position or responsibility prior to the change in control, (2) a reduction in annual base salary (excluding across-the-board salary reductions affecting all senior executives), (3) failure to pay any portion of current compensation or deferred compensation when due after the expiration of a grace period (excluding across-the-board reductions or failures affecting all senior executives), (4) failure to maintain any compensation plan that is material to the corporate officer's total compensation, (5) failure to maintain material benefits that are substantially the same as those in effect when the change in control occurs, and (6) job relocations requiring the corporate officer to relocate more than 50 miles from the office where he or she is based.

  Severance Payments Absent a Change-in-Control

        The chart below sets forth the amounts payable to each named executive in the event of termination absent a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  Termination occurs on December 28, 2013 (last day of the fiscal year 2013).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid for by us; therefore it was not included as a part of the cash severance payment. However, in actual practice, under the EICP plan, employees who leave us prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death or disability).

  •
  We have assumed that none of the named executives has accrued or unused vacation remaining at the time of termination.

Benefits Continuation—

  •
  In accordance with the Officer Separation Plan, the benefits continuation value for each named executive includes continuation of medical and dental coverage for the applicable severance period.

Retirement Plan Benefits—

  •
  The values reflect the total account balance in the Deferred Compensation Plan as of December 28, 2013, and the lump sum present value of the accrued benefits under our U.S. Pension Plan as of December 28, 2013.

  •
  Benefits under these plans are currently vested and will automatically be paid upon any termination (disregarding any possible delay of payment as a result of compliance with Section 409A of the Code).

Other Benefits—

  •
  The Officer Separation Plan provides for professional outplacement services for each of the named executives. The values reflect the maximum cost of professional outplacement services equal to the lesser of: (1) 15% of the executive's base salary and prior year's bonus paid or (2)(a) $75,000 (for executive vice presidents (or higher)) or (b) $50,000 (for senior vice presidents and vice presidents).

Equity—

  •
  In accordance with the 2007 Incentive Plan, as amended, the named executives are entitled to exercise any vested stock option up to three months after termination of employment. In accordance with the 2007 Incentive Plan, any unvested options, restricted stock or PSUs after such time are forfeited, although we note that if an employee terminates due to death more than 12 months following the date of grant of a PSU, a pro-rata portion of the PSU is deemed to immediately vest. However, none of the PSUs outstanding as of December 28, 2013 were granted more than 12 months prior to December 28, 2013, and thus none are deemed to have vested for purposes of this chart.

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Total

James C. Foster

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$12,748,975	$0	$12,748,975

Involuntary Termination—Not for Cause/Good Reason	$2,165,948	$33,485	$0	$12,748,975	$75,000	$15,023,408

Thomas F. Ackerman

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$5,755,662	$0	$5,755,662

Involuntary Termination—Not for Cause/Good Reason	$1,037,795	$33,485	$0	$5,755,662	$75,000	$6,901,943

Nancy A. Gillett

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$651,323	$0	$651,323

Involuntary Termination—Not for Cause/Good Reason	$1,014,047	$43,833	$0	$651,323	$75,000	$1,784,203

David P. Johst

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$4,085,913	$0	$4,085,913

Involuntary Termination—Not for Cause/Good Reason	$1,149,732	$43,833	$0	$4,085,913	$75,000	$5,354,478

Davide A. Molho

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$219,630	$0	$219,630

Involuntary Termination—Not for Cause/Good Reason	$913,417	$43,833	$0	$219,630	$75,000	$1,251,880

(1)
In these termination situations, unvested awards do not accelerate. This does not reflect the value of any vested awards.

(2)
Reflects payment for professional outplacement services.

Severance Payments Following a Change-in-Control

        The chart below sets forth the amounts payable to each named executive in the event of termination following a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  A change-in-control is assumed to have occurred on December 28, 2013 (last day of the fiscal year 2013). However, no change-in-control actually occurred on the aforementioned date.

  •
  Termination occurs on December 28, 2013 (last day of the fiscal year 2013).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid by us; therefore it was not included as a part of the cash severance payment. However, in actual practice, under the EICP plan, employees who leave us prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death or disability).

  •
  For purposes of determining the amount of the lump sum cash severance payment equal to a multiple of three (Mr. Foster only) and two (all other named executives) times the sum of (1) the corporate officer's then annual base salary and (2) the corporate officer's target bonus for the fiscal year in which the termination occurs, we have assumed that the target bonus is the target bonus for fiscal 2013, as discussed in more detail in the section of this Proxy Statement entitled "Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Awards."

  •
  We have assumed that none of the named executives has any accrued or unused vacation remaining at the time of termination.

Benefits Continuation—

  •
  The benefits continuation value for each named executive includes 24-month continuation (36 for Mr. Foster) of medical, dental, basic life/AD&D, long-term disability and other welfare-type benefits at the time of termination.

Retirement Plan Benefits—

  •
  In addition to the triggered benefits described above, the values reflect the total account balance of the Deferred Compensation Plan as of December 28, 2013, and the lump sum present value of the accrued benefits under the Pension Plan as of December 28, 2013.

  •
  Under the Pension Plan, no additional compensation for additional years' service credit has been added since the Pension Plan was frozen in 2008.

  •
  Benefits under these plans are vested and will automatically be paid upon any termination.

Equity—

  •
  As of December 28, 2013, the change-in-control agreements provide for full acceleration of all unvested equity awards if the named executive is terminated within eighteen months of the change in control. The values reflect the in-the-money value of all unvested stock options and the value of all unvested restricted stock and unvested PSUs—(PSUs granted in 2013 calculated at target amounts).

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Tax Gross-Up	Total

James C. Foster

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$14,689,463	$12,748,975	$0	$0	$27,438,437

Involuntary Termination (Severance)—Not for Cause/Good Reason	$6,497,843	$177,119	$14,689,463	$12,748,975	$50,000	$0	$34,163,399

Thomas F. Ackerman

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$3,407,609	$5,755,662	$0	$0	$9,163,271

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,764,252	$54,437	$3,407,609	$5,755,662	$50,000	$0	$11,031,960

Nancy A. Gillett

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$3,356,438	$651,323	$0	$0	$4,007,760

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,723,880	$62,781	$3,356,438	$651,323	$50,000	$0	$5,844,421

David P. Johst

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$4,202,765	$4,085,913	$0	$0	$8,288,678

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,954,545	$62,005	$4,202,765	$4,085,913	$50,000	$0	$10,355,228

Davide A. Molho

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$3,501,374	$219,630	$0	$0	$3,721,004

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,552,809	$55,819	$3,501,374	$219,630	$50,000	$0	$5,379,632

(1)
Equity value following a change-in-control reflects the value of all unvested stock options, restricted stock, restricted stock unit and performance awards, assuming all options, restricted stock (unit) outstanding as of the date of the change-in-control accelerate and become fully exercisable (using our closing stock price on December 27, 2013 of $53.33).

(2)
Reflects maximum payment for professional outplacement services.

Related Person Transaction Policy

        We maintain a written Related Person Transactions Policy (available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption) which is intended to promote the timely identification of transactions involving "related persons" (as such term is defined pursuant to SEC regulations) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. The policy covers any financial transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships. The Board has designated the Audit Committee to oversee this policy.

        If a transaction qualifies as a related person transaction, the Audit Committee then considers all relevant facts and circumstances including, without limitation: commercial reasonableness of the terms; the benefit and perceived benefit, or lack thereof, to us; opportunity costs of alternate transactions; the materiality and character of the related person's direct or indirect interest; and the actual or apparent conflict of interest of the related person. The Committee will not approve or ratify a related person transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is either (1) in our best interests and our shareholders or (2) is not inconsistent with our best interests and our shareholders.

        As of the date of this Proxy Statement, we are not aware of the existence of any related person transaction since the beginning of fiscal year 2013.

Compensation Committee Interlocks and Insider Participation

        During the 2013 fiscal year, the Compensation Committee consisted of Dr. Kochevar and Messrs. Reese and Wallman. None of these individuals has served as our officer or employee or for any of our subsidiaries. We are not aware of any compensation committee interlocks.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. During fiscal 2013, the members of the Audit Committee included Messrs. Bertolini, Chubb, and Massaro.

        The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, its compliance with legal and regulatory requirements and the quality of its external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process. The Board of Directors has determined that Robert Bertolini, Stephen D. Chubb, and George E. Massaro are each Audit Committee financial experts. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 28, 2013, the Audit Committee took the following actions:

  •
  Reviewed and discussed the audited financial statements for the fiscal year ended December 28, 2013, the quarterly financial statements and the annual and quarterly earnings press releases with management, which has primary responsibility for the financial statements and the earnings releases, and PricewaterhouseCoopers LLP, our independent registered public accounting firm.

  •
  Reviewed and discussed with management the requirements under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and monitored the activity surrounding the compliance initiative of our management and the audit- related activity of PricewaterhouseCoopers LLP.

  •
  Oversaw the Company's implementation of remediation efforts to address the material weakness in internal control over financial reporting related to the design and operation of certain controls over information technology, business processes and financial reporting at December 29, 2012. The status of remediation efforts was regularly reviewed with the Audit Committee, at which times the Audit Committee was advised of issues encountered, progress against milestones and key decisions reached by management of the Company, which contributed to the need for 14 meetings of the Audit Committee in 2013.

  •
  Met with our management, internal auditors and PricewaterhouseCoopers LLP, separately and together, with and without management present, to discuss our financial reporting process and internal control over financial reporting in addition to other matters required to be discussed by Public Company Accounting Oversight Board AU Section 380.

  •
  Reviewed with the independent auditor all services provided during 2013 and found no independence concerns and approved all work in advance of completion consistent with prescribed policy and procedures. In addition, the Audit Committee received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by the Public Company Accounting Oversight Board. The Audit Committee further discussed with PricewaterhouseCoopers LLP their independence and acknowledged their independence.

  •
  Considered the status of taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

  •
  Evaluated the annual inspection report by the Public Company Accounting Oversight Board of PricewaterhouseCoopers LLP, and discussed the report with PricewaterhouseCoopers LLP. The Audit Committee also evaluated a report on PricewaterhouseCoopers LLP's quality controls, and discussed the report with them.

  •
  Monitored compliance with the policies and procedures for the engagement of the independent registered public accounting firm. The Committee engaged the independent registered public accounting firm only for certain services including audit, audit-related and specifically approved tax and other services.

  •
  Monitored compliance with the policy and procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding our accounting, internal controls over financial reporting and auditing matters.

        Based on the Audit Committee's review of the audited financial statements, and representations made by and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 for filing with the Securities and Exchange Commission.

Mr. George E. Massaro (Chair) Mr. Robert Bertolini Mr. Stephen D. Chubb

        The foregoing report should not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, by any general statement incorporating by reference this Proxy Statement except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under such Acts.

 PROPOSAL THREE
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 27, 2014 and the effectiveness of our internal control over financial reporting as of December 27, 2014. PricewaterhouseCoopers LLP was our independent registered public accounting firm for the fiscal year ended December 28, 2013 and audited our financial statements for the fiscal year ended December 28, 2013 and the effectiveness of our internal control over financial reporting as of December 28, 2013. The Audit Committee proposes that the shareholders ratify this appointment for the fiscal year ending December 27, 2014. We expect that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

        In the event that ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not obtained at the Meeting, the Audit Committee will reconsider its appointment. Even if ratification is obtained, the Audit Committee may decide in the future it is in our interest to no longer retain PricewaterhouseCoopers LLP.

        The affirmative vote of a majority of the votes properly cast at the Meeting is required to ratify the appointment of the independent registered public accounting firm.

Statement of Fees Paid to Independent Registered Public Accounting Firm

        The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 28, 2013 and December 29, 2012, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2013	2012
Audit fees(1)	$5,361,490	$4,348,304
Audit-related fees(2)	353,081	914,481
Tax fees(3)	68,361	102,000
All other fees(4)	7,200	7,200

Total(5)	$5,790,132	$5,371,985

(1)
Audit fees consisted of work performed in the integrated audit of our annual consolidated financial statements filed on Form 10-K, audit activity directly related to Section 404 of the Sarbanes-Oxley Act of 2002, reviews of our quarterly condensed consolidated financial statements filed on Forms 10-Q, and the audits of statutory financial statements of certain foreign subsidiaries. All such services were approved in advance by the Audit Committee.

(2)
Audit-related fees consisted principally of fees for financial due diligence services for potential acquisitions and work performed in the audit of our employee benefit plans. All such services were approved in advance by the Audit Committee.

(3)
Tax fees related to tax compliance, consulting, and tax return preparation. All such services were approved in advance by the Audit Committee.

(4)
All other fees consisted of fees for an accounting research tool. All such services were approved in advance by the Audit Committee.

(5)
None of the non-audit services constitute a prohibited activity for our independent auditor under the Sarbanes-Oxley Act of 2002 or related SEC or NYSE regulations.

Policy and Procedures on Engagement and Retention of the Independent Auditor for Audit, Audit-Related and Non-Audit Services

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent auditor. In recognition of this responsibility, the Audit Committee has established a policy for pre-approving all audit and permissible non-audit services provided by its independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year's audit, management submits to the Audit Committee for approval a summary of services expected to be rendered during that year for all such services. Prior to engagement, the Audit Committee pre-approves a budget for each category of services. The Audit Committee requires the independent registered public accounting firm and management to report on a quarterly basis the actual fees versus the budget and by category of service. Additional service engagements that may exceed these pre-approved limits must be submitted to the Audit Committee for pre-approval. The Audit Committee of the Board of Directors has considered whether the provision of the services described above under the captions "tax fees" and "all other fees" is compatible with maintaining PricewaterhouseCoopers LLP's independence. The Audit Committee has concluded that these services do not compromise PricewaterhouseCoopers LLP's independence.

        The Audit Committee recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2014.

 OTHER MATTERS

Shareholder Proposals for 2015 Annual Meeting

        Shareholders who wish to present proposals for inclusion in the proxy statement relating to our Annual Meeting of Shareholders to be held in 2015 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible, shareholder proposals must be received by our Corporate Secretary no later than December 2, 2014.

        Under our By-laws, if a shareholder wishes to present a proposal before the 2015 Annual Meeting separately from the Rule 14a-8 process, such shareholder must give written notice to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. The Corporate Secretary must receive such notice not less than 90 days nor more than 120 days prior to May 6, 2015, provided that, if the 2015 Annual Meeting is not held within 30 days before or after May 6, 2015, then such nomination or proposal must be delivered to or mailed and received by the Corporate Secretary no later than the later of the close of business on the 70th day prior to May 6, 2015 or the close of business on the 10th day following the date on which public announcement of the date of the meeting is made by us. The notice must comply with all of the requirements in our By-laws.

Obtaining Additional Information About Us

        The Notice of Meeting, this Proxy Statement, the enclosed proxy and our Annual Report to Shareholders for the year ended December 28, 2013 are being mailed to shareholders on or about April 1, 2014. Our Annual Report to Shareholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 (other than exhibits thereto), as filed with the SEC. The Form 10-K provides additional information about us. Exhibits will be provided upon written request and payment of an appropriate processing fee. A copy of our Annual Report on Form 10-K (with exhibits) for the year ended December 28, 2013 can also be found on the SEC website at www.sec.gov. In additional, shareholders may request a copy of the Annual Report on Form 10-K, without charge, by writing to David P. Johst, Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887.

Certain Matters Relating to Proxy Materials and Annual Reports

        We satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method is referred to as "householding" and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from affected shareholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Computershare Investor Services., P.O. Box 30170, College Station, TX 77842-3170, telephone 1-877-282-1168, website: http://www.computershare.com/investor. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your broker or bank.

Other Business

        The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By order of the Board of Directors: David P. Johst Corporate Secretary

Wilmington, Massachusetts
April 1, 2014

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

 APPENDIX A

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS(1)
(dollars in thousands, except for per share data)

	Twelve Months Ended
	December 28, 2013	December 29, 2012	December 31, 2011	December 25, 2010	December 26, 2009	December 27, 2008
Net income (loss) attributable to common shareholders	$102,828	$97,295	$109,566	$(336,669)	$114,441	$(524,505)
Less: Discontinued operations	1,265	4,252	5,545	8,012	(1,399)	(3,283)

Net income (loss) from continuing operations	104,093	101,547	115,111	(328,657)	113,042	(527,788)
Add back:
Amortization of intangible assets related to acquisitions	17,806	18,067	21,795	24,405	25,717	26,725
Severance related to cost-savings actions	3,218	2,580	5,462	16,504	16,344	—
Impairment and other items (2)	21,381	3,963	473	384,896	3,939	706,689
Adjustment of acquisition-related contingent consideration and related items	—	—	(721)	2,865	—	—
Operating losses (3)	3,371	3,738	6,471	13,387	3,988	—
Costs associated with the evaluation of acquisitions	1,752	3,774	215	8,319	3,246	1,125
Government billing adjustment and related expenses	2,402	—	—	—	—	—
Acquisition agreement termination fee	—	—	—	30,000	—	—
Gain on settlement of life insurance policy	—	—	(7,710)	—	—	—
U.S. pension curtailment	—	—	—	—	—	(3,276)
Gain on sale of U.K. real estate	—	—	—	—	(839)	—
Write-off of deferred financing costs and fees related to debt refinancing	645	—	1,450	4,542	—	—
Loss on sale of auction rate securities	—	712	—	—	—	—
Convertible debt accounting, net (4)	6,710	14,741	13,978	12,948	11,106	8,432
Deferred tax revaluation	—	—	—	—	—	763
Tax benefit from disposition of Phase I clinical business	—	—	(11,111)	—	—	—
Massachusetts tax law change	—	—	—	—	—	1,897
Reduction of tax benefits—PCS Massachusetts	—	—	—	—	719	—
Costs and taxes associated with corporate legal entity restructuring and repatriation	—	—	1,637	15,689	(1,084)	(4,045)
Tax effect of items above	(19,126)	(16,604)	(15,710)	(59,274)	(22,228)	(15,970)

Net income, excluding specified charges (Non-GAAP)	$142,252	$132,518	$131,340	$125,624	$153,950	$194,552

	Twelve Months Ended
	December 28, 2013	December 29, 2012	December 31, 2011	December 25, 2010	December 26, 2009	December 27, 2008
Weighted average shares outstanding—Basic	47,740,167	47,912,135	50,823,063	62,561,294	65,366,319	67,273,748
Effect of dilutive securities:
2.25% senior convertible debentures	—	—	—	—	—	776,387
Stock options and contingently issued restricted stock	749,155	494,185	495,179	558,229	267,650	1,009,781
Warrants	—	—	—	—	1,926	87,420

Weighted average shares outstanding—Diluted	48,489,322	48,406,320	51,318,242	63,119,523	65,635,895	69,147,336

Basic earnings (loss) per share	$2.15	$2.03	$2.16	$(5.38)	$1.75	$(7.80)
Diluted earnings (loss) per share	$2.12	$2.01	$2.14	$(5.38)	$1.74	$(7.80)
Basic earnings per share, excluding specified charges (Non-GAAP)	$2.98	$2.77	$2.58	$2.01	$2.36	$2.89
Diluted earnings per share, excluding specified charges (Non-GAAP)	$2.93	$2.74	$2.56	$1.99	$2.35	$2.81

(1)
Solely for purposes of demonstrating executive compensation trends, this Proxy Statement contains non-GAAP financial measures, such as non-GAAP earnings per diluted share from continuing operations, which exclude: goodwill impairment charges in the fourth quarters of 2010 and 2008; amortization of intangible assets and other charges related to our acquisitions; expenses associated with evaluating acquisitions (including costs related to the termination of acquisitions); charges and operating losses attributable to our businesses we plan to close or divest (or have closed or divested) and other related miscellaneous expenses; severance costs associated with our efficiency initiatives; costs and taxes associated with corporate legal entity restructurings; write-offs of deferred financing costs related to the extinguishment of debt; the impact of the adoption in 2009 of an accounting standard related to our convertible debt accounting, which increased interest and depreciation expense; gains from the sale of U.K. real estate; the gain on the curtailment of our U.S. defined benefit plan in 2008; a gain recognized upon the settlement of a life insurance policy; charges in connection with a deferred tax revaluation; a tax benefit associated with the disposition of our Phase I clinical business; adjustments to the fair value of contingent consideration payable for acquisitions; accelerated depreciation charges related to the consolidation of research model production operations in California; costs and adjustments related to our ongoing investigation of inaccurate billing with respect to certain government contracts; and the write-off of large model inventory held at a vendor.

We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions (and in certain cases, the evaluation of such acquisitions, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities, such as business acquisitions, happen infrequently and the underlying costs associated with such activities do not recur on a regular basis. Non-GAAP results also allow investors to compare the Company's operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this Proxy Statement are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this Proxy Statement to the most directly comparable GAAP financial measures are set forth in this table, and can also be found on the Company's website at ir.criver.com.

(2)
Impairment and Other Items primarily include the following by year:

•
2013—(i) accelerated depreciation related to the consolidation of research model production operations in California and Biologics operations; (ii) an impairment charge related to the Company's PCS Massachusetts facility; (iii) an adjustment to prior-period accrued compensated absences; and (iv)asset impairments at certain European facilities.

•
2012—(i) the impairment of long-lived assets for certain RMS Europe facilities; (ii) the gain on the sale of land for an RMS facility; and (iii) a write-off associated with large model inventory held at a vendor.

  •
  2011—(i) asset impairments associated with certain RMS and PCS operations; (ii) gains on the disposition of RMS facilities in Michigan and Europe; (iii) costs associated with exiting a defined benefit plan in RMS Japan; and (iv) costs associated with vacating a corporate leased facility.

  •
  2010—(i) goodwill and asset impairments associated with the Company's PCS business segment.

  •
  2009—(i) asset impairment and costs associated with the Company's planned disposition of a PCS facility in Arkansas.

  •
  2008—(i) a goodwill impairment charge related to the Company's PCS business segment, (ii) asset impairments and other charges related to the sale of an RMS business in Mexico and closure of the Company's facility in Hungary; (iii) the disposition of and accelerated exit from the Company's Worcester, MA facility; (iv) severance costs related to cost-saving actions and advisory fees incurred in connection with repatriation of accumulated foreign earnings.

(3)
Operating losses are primarily related to the curtailment of operations and subsequent operating costs at the Company's PCS facilities in China, Massachusetts and Arkansas.

(4)
Reported results in 2013, 2012, 2011, 2010, 2009, and 2008 include the impact of convertible debt accounting adopted at the beginning of 2009, which increased interest expense by $6.6 million, $14.5 million, $13.8 million, $12.7 million, $11.9 million, and $11.1 million and depreciation expense by $0.1 million, $0.2 million, $0.2 million, $0.2 million, $0.2 million, and $0.1 million, respectively; and capitalized interest by $1.0 million in 2009 and $2.8 million in 2008.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01SK3A 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . + Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. Annual Meeting Proxy Card For Against Abstain 2. Say on Pay - An advisory vote to approve our executive compensation. For Against Abstain 01 - James C. Foster 04 - Deborah T. Kochevar 07 - C. Richard Reese 02 - Robert J. Bertolini 05 - George E. Massaro 08 - Craig B. Thompson 03 - Stephen D. Chubb 06 - George M. Milne, Jr. 1. Election of Directors: For Withhold For Withhold 09 - Richard F. Wallman For Withhold IMPORTANT ANNUAL MEETING INFORMATION 3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 27, 2014. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. B Non-Voting Items

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 251 Ballardvale Street Wilmington, MA 01887 (781) 222-6000 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — MAY 6, 2014 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC. The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Shareholders to be held at 8:30 a.m. on Tuesday, May 6, 2014 at Wyndham Boston Andover, 123 Old River Road, Andover, MA 01810 and hereby appoints James C. Foster, Thomas F. Ackerman and David P. Johst, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2014 Annual Meeting of Shareholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy. This Proxy may be revoked by the person giving it any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a Proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her Proxy as described in the preceding sentence. This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR all director nominees and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE . Proxy — CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To be Held on May 6, 2014
PROXY SUMMARY
GENERAL INFORMATION
PROPOSAL ONE ELECTION OF DIRECTORS
NOMINEES FOR DIRECTORS
2013 Director Compensation
BENEFICIAL OWNERSHIP OF SECURITIES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF COMPENSATION COMMITTEE
2013 Summary Compensation Table
2013 Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal 2013 Year-End
2013 Option Exercises and Stock Vested
2013 Pension Benefits
2013 Nonqualified Deferred Compensation
Potential Payments upon Termination or Change in Control
REPORT OF THE AUDIT COMMITTEE
PROPOSAL THREE RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
  APPENDIX A
CHARLES RIVER LABORATORIES INTERNATIONAL, INC. RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS(1) (dollars in thousands, except for per share data)